AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 14, 1998
                                                   Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    Under the
                             SECURITIES ACT OF 1933


                    THE SOURCE INFORMATION MANAGEMENT COMPANY
                 (Name of Small Business Issuer in Its Charter)
      Missouri                         7374                        43-1710906
(State or Other Jurisdiction   (Primary Standard                (I.R.S. Employer
of Incorporation or            Industrial Classification        Identification
Organization)                  Code Number)                     Number)

                            W. Brian Rodgers
                            Chief Financial Officer
11644 Lilburn Park Road     11644 Lilburn Park Road    11644 Lilburn Park Road
St. Louis, Missouri 63146   St. Louis, Missouri 63146  St. Louis, Missouri 63146
(314) 995-9040              (314) 995-9040             (Address of Principal
(Address and Telephone      Fax: (314) 995-9022         Place of Business  or
Number of Principal         (Name, Address and          Intended Principal
Executive Office            Telephone Numbers)          Place of Business
                                                        of Agent for Service)

                        Copies of all correspondence to:

  Douglas J. Bates, Esq.                           Michael D. DiGiovanna, Esq.
  Gallop, Johnson & Neuman, L.C.                   Parker Duryee Rosoff & Haft
  101 South Hanley Road                            529 Fifth Avenue
  St. Louis, Missouri 63105                        New York, New York 10017
  (314) 862-1200                                   (212) 599-0500
  Fax: (314) 862-1219                              Fax: (212) 972-9487


Approximate Date of Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                                                  CALCULATION OF REGISTRATION FEE
===================================================================================================================================
                                                      Amount          Proposed maximum       Proposed maximum
 Title of each class of securities to be               to be           offering price        aggregate offering       Amount of
 registered                                          registered          per share(a)             price(a)         registration fee
-----------------------------------------------------------------------------------------------------------------------------------

Common Stock, $0.01 par value per share              2,300,000(b)             $6.53               $ 15,019,000            $4,431
-----------------------------------------------------------------------------------------------------------------------------------
Warrants to purchase Common Stock issued to
Representative                                         200,000               $7.18               $ 1,436,000             $ 424
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock $0.01 par value per share issuable
upon the exercise of the Representative's
Warrants(c)                                            200,000                --                      --                  (d)
===================================================================================================================================

(a) Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based on the average of the bid and asked price as of May 7, 1998, as reported by the Nasdaq SmallCap Market.
(b) Includes 300,000 shares issuable upon exercise of the Representative's over-allotment option.
(c) Pursuant to Rule 416, this Registration Statement also covers such indeterminable additional shares of Common Stock as may become issuable as a result of any future anti-dilution adjustments made in accordance with the terms of the Representative's Warrants.
(d) No separate registration fee required pursuant to Rule 457 promulgated under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

LEGEND

                SUBJECT TO COMPLETION, DATED _____________, 1998

PROSPECTUS                                                             [LOGO]

                                2,000,000 Shares

                    THE SOURCE INFORMATION MANAGEMENT COMPANY

                                  Common Stock
                                 --------------

         Of the 2,000,000 shares of Common Stock offered hereby, 1,500,000 shares are being offered by The Source Information Management Company, a Missouri corporation (the "Company") and 500,000 shares are being offered by certain shareholders of the Company (the "Selling Shareholders"). See "Principal and Selling Shareholders." The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Shareholders.

         The Common Stock is quoted on The Nasdaq SmallCap Market ("Nasdaq SmallCap") under the symbol "SORC" and on The Boston Stock Exchange under the symbol "SFM." On May 7, 1998, the last sale price of the Common Stock, as reported on Nasdaq SmallCap, was $6.375 per share. See "PRICE RANGE OF COMMON STOCK". The Company has applied for approval of the Common Stock for quotation on the Nasdaq National Market under the symbol "SORC."

         The securities offered hereby involve a high degree of risk. See "RISK FACTORS" commencing on page 7.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                Price to    Underwriting    Proceeds to     Proceeds to
                Public      Discounts(1)    Company(2)      Selling Shareholders

Per Share       $             $              $                 $
Total(3)        $             $              $                 $

(1) Does not include additional compensation payable to Donald & Co. Securities Inc., acting as representative (the "Representative") of the several underwriters identified elsewhere herein (the "Underwriters"), in the form of a non-accountable expense allowance equal to $33,000 plus 1% of the gross proceeds of this offering. The Company has also agreed to sell the Representative warrants to purchase up to 200,000 shares of Common Stock at an exercise price of $ per share, subject to adjustment, exercisable over a period of four years commencing one year from the date hereof (the "Representative's Warrants") and to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "UNDERWRITING."

(2)      Before  deducting  expenses  estimated  to be  $425,000  payable by the
         Company,   including  the   Representative's   nonaccountable   expense
         allowance, of which $25,000 has been paid to date.

(3) The Selling Shareholders have granted the Representative an option exercisable within 45 days after the date of this Prospectus (the "Over-Allotment Option") to purchase up to 300,000 additional shares of Common Stock solely to cover over-allotments, if any, on the same terms and conditions as set forth above; provided that the non-accountable expense allowance shall be reduced to 0.5% of the gross proceeds derived from the sale of shares of Common Stock upon exercise of the Over-Allotment Option. If such option is exercised in full, the total Price to Public, Underwriting Discounts, Proceeds to Company and Proceeds to Selling Shareholders will be $________, $_________, $_________ and $__________, respectively. The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Shareholders. See "PRINCIPAL AND SELLING SHAREHOLDERS" and "UNDERWRITING."

         The Common Stock is being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to approval of certain legal matters by their counsel and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify this offering and to reject any order in whole or in part. It is expected that delivery of the certificates evidencing the Common Stock will be made against payment therefor on or about _____________, 1998 at the offices of Donald & Co. Securities Inc., New York, New York or through the facilities of the Depository Trust Company.

                          DONALD & CO. SECURITIES INC.

               The date of this Prospectus is ______________, 1998



                                      [MAP]



         The Company is currently a reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and furnishes its shareholders with annual reports containing audited financial statements after the close of each fiscal year.




CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING BY ENTERING STABILIZING BIDS OR EFFECTING SYNDICATE COVERING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

IN CONNECTION WITH THIS OFFERING CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK OF THE COMPANY ON THE NASDAQ SMALL-CAP MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and financial data, including the notes related thereto, appearing elsewhere in this Prospectus. All share and per share data in this Prospectus
(i) have been restated to give effect to a 1-to-1.21 reverse stock split effected on October 6, 1997 and (ii) assume that the Representative's Over-Allotment Option, the Representative's Warrants and all other options and warrants outstanding on the date of this Prospectus will not be exercised.

                                   The Company

         For more than 20 years, The Source Information Management Company (the "Company") and its predecessors have provided information gathering, consulting and other information based services to operators of mass merchandise, grocery, convenience and pharmacy stores located throughout the United States and eastern Canada. Currently, the Company provides monitoring and documentation services to approximately 725 retailers, such as Wal-Mart Stores, Inc., Kmart Corporation, Target Stores, Inc., Food Lion, Inc., and W.H. Smith, Inc., in connection with processing and collection of incentive payments from magazine publishers on single copy sales of approximately 6,000 magazine titles offered in more than 65,000 stores. As an extension of this service, the Company established its Advance Pay Program, under which the Company advances an agreed upon percentage of the incentive payments due to the retailer from magazine publishers. It then collects directly from the publishers the claims due to the retailer. In fiscal 1997 and 1998, the Company advanced approximately $15 million and $39 million under the Advance Pay Program, respectively. In October, 1996, the Company expanded its services and potential client base with the introduction of the Periodical Information Network ("PIN"), an information service in which the Company offers and provides subscribing magazine publishers, advertisers and others with industry-wide, single copy magazine sales information in a user friendly format. Based on discussions with representatives of magazine publishers, the Company believes that publishers and advertisers perceive that PIN provides a valuable basis on which to formulate marketing, distribution, advertising and other policies.

         The Company intends to continue to capitalize on its retailing experience and extensive database of single copy magazine sales information through introduction of new and enhanced products and services, application of the Company's services to new product categories, and acquisition of complementary businesses. Since the introduction of PIN, most leading publishers have subscribed, including Time Distribution Services, ICD/The Hearst Corp. and Globe Marketing Services. In May 1998, the Company began a 90-day beta test of its uniform product code ("UPC") information service in six retail chains covering all four major store categories: mass merchandise, grocery, convenience and pharmacy. This UPC information service will enable subscribing publishers and retailers to efficiently access the data necessary to verify and correct price changes and other information contained in the product code of each magazine. Management expects that publishers will recognize the potential savings to be realized by using the Company's new UPC information service to minimize fines imposed by retailers for erroneous product codes and expenses associated with correcting improperly assigned codes.

         The Company's integrated software system is designed to efficiently and accurately accumulate and manage sales data with respect to sales of low-cost, high volume consumer products, allowing the Company's retailer clients to optimize the effectiveness of their marketing effort. While the Company's software system was developed to aid retailers in the collection of sales incentive payments and the merchandising of magazines, it has been used in connection with confections and other consumer products, including high volume items such as razors and batteries. Such capability has enabled the Company to launch its front-end management program. Front-end management was introduced in July 1997 with a contract to manage the front-end of approximately 2,200 Kmart stores. The Company's front-end management includes ongoing services with respect to the management of checkout area merchandising, including reconfiguration and design of fixtures, product selection, plan-o-gramming, vendor negotiation, vendor billing and collection, fixture prototype review and supervision of fixture installation. As of the date of this Prospectus, the number of stores for which the Company is providing front-end management services has grown from the 2,200 stores initially involved in the Kmart Corporation contract to more than 10,000, with contracts for an additional 8,000 stores in active negotiation.

         The Company was formed by the consolidation of Display Information Systems Corporation ("DISC") and Periodical Management and Marketing, Inc. ("PMM"), each of which were significant providers of information services to retailers of magazines. The Company has expanded, and intends to continue to expand, through the acquisition of businesses and technologies that address additional services or products, market segments or geographic regions in which the Company is not currently active and which would allow the Company to expand the services offered to its clients, or its ability to support existing or planned services.

Client Services

         The Company is dedicated to providing full information services to its clients. Such services include the following:

         Claim Submission. Through its software system, the Company offers to assist retailers in accurately monitoring, documenting, claiming and collecting publisher incentive payments. Based on information gathered with respect to the titles and number of copies actually sold, the Company prepares publisher supplied claim forms and submits the documented claim for payment to the appropriate national distributor, which acts as payment agent for the publisher. Typically, the Company receives payment to the order of the retailer, records the payment and forwards it to the retailer. The Company charges the retailer a negotiated percentage of the cash collected. As an extension of its claim submission service, the Company has established an Advance Pay Program. Under this program, the Company advances an agreed upon percentage of the incentive payments due the retailer from magazine publishers. It then collects directly from the publishers the claims due to the retailer. Service revenues earned under the Advance Pay Program generally exceed those charged under the traditional method.

         Periodical Information Network. The Company's large and sophisticated database of magazine industry information has resulted in it becoming a magazine information center which management believes is used by many companies in the magazine industry to formulate and manage their publishing and distribution strategies. PIN is a comprehensive system designed to use current computer technologies, including CD ROM, to effectively manage all elements of its database including information packaging and efficient inbound, outbound access. The network provides access to periodically updated historical information concerning the titles and quantity of each title sold by retailers for analysis purposes. Most leading publishers have subscribed to PIN.

         Front-end Management. The Company assists retailers in maximizing sales and incentive payment revenues by reconfiguring and designing front-end merchandising fixtures, supervising fixture installation, selecting products, negotiating with vendors and performing the burdensome task of billing and collecting incentive payments from vendors. The Company utilizes its knowledge of local consumer preferences and incentive payment programs and its proprietary SOURCEPRO three dimensional fixture design and imaging system to analyze the retailer's store layout, customer traffic patterns and available front-end merchandising alternatives, and develop an appropriate checkout display configuration. Thereafter, the Company relieves the retailer of the burden of managing the invoicing and collection of payments due from the numerous vendors participating in any particular display configuration.

         UPC Information Service. The Company has designed its UPC Information Service to enable publishers and retailers to efficiently communicate price changes, product code corrections and changes in the lists of titles authorized by a retailer for front-end merchandising in any particular store.

         Marketing and Promotional Program. As part of its full-service philosophy, the Company offers its clients advice and suggestions concerning specialized marketing and promotional programs which may include, for example, special mainline and checkout displays and cross-promotions of magazines and products of interest to readers of such magazines. Such services are offered to enhance single copy magazine sales by the Company's clients, and thereby increase service revenue due the Company in connection with the submission of incentive payment claims; accordingly, no separate charge is made for these services.

         The Source Information Management Company was organized under the laws of the State of Missouri on March 22, 1995. Its principal executive offices are located at 11644 Lilburn Park Road, St. Louis, Missouri 63146, and its telephone number is (314) 995-9040.

                                  The Offering

Securities offered by

  The Company....................    1,500,000 shares
  Selling Shareholders...........      500,000 shares
                                     ----------------

     Total.......................    2,000,000 shares

Common Stock outstanding
  prior to the offering(a).......    8,016,367 shares

Common Stock outstanding
  after the offering.............    9,516,367 shares

Use of Proceeds..................    To  fund  the  expansion  of  the Company's
                                     Advance   Pay    Program,    the   possible
                                     acquisition  by the  Company of one or more
                                     businesses,   the  development  of  new  or
                                     enhanced products and services and to fund working capital and other general corporate activities, including the continued upgrade of the Company's computer hardware and software systems. See "USE OF PROCEEDS."

Risk Factors.....................    This offering  involves  a  high degree  of
                                     risk. See "RISK FACTORS"  beginning on page
                                     7.

Nasdaq SmallCap Trading Symbol(b)    SORC

Boston Stock Exchange
  Trading Symbol(b)..............    SFM

Proposed Nasdaq National Market
  Trading Symbol.................    SORC

-------------------

(a) Based on shares outstanding as of March 5, 1998. Excludes shares reserved for issuance under the Company's stock option and other stock based plans and upon exercise of the Over-Allotment Option and the Representative's Warrant, as well as 683,414 reserved for issuance under other outstanding warrants. See "CAPITALIZATION" and "UNDERWRITING."

(b) The Company intends to seek delisting of the Common Stock from the Nasdaq SmallCap and the Boston Stock Exchange concurrent with, or promptly following, admission of the Common Stock to quotation on Nasdaq National Market.

                             SUMMARY FINANCIAL DATA


         The summary financial data should be read in conjunction with the consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."


                                                  Fiscal Year Ended January 31,

Statements of Operations Data:            1998              1997                1996
                                         ------           --------            ------

Service Revenues.................     $11,795,496         $7,056,270        $7,195,176
Merchandise Revenues.............           8,348            242,177           926,008
                                       ----------         ----------         ---------

  Total Revenue..................      11,803,844          7,298,447         8,121,184
                                       ----------         ----------        ----------

  Gross Profit...................       5,943,191          2,233,859         3,711,962

Selling, General &
  Administrative Expense.........       2,350,622          2,904,372         2,799,841
                                       ----------         ----------        ----------

  Operating Income (Loss)........       3,592,569          (670,513)           912,121

Other Expense, Net ..............         772,561            309,992           314,127
                                       ----------         ----------        ----------

Income (Loss) Before Income Taxes       2,820,008          (980,505)           597,994

  Net Income (Loss)..............       1,589,008          (603,317)           191,994

Earnings (Loss) Per Share
  Basic  ........................         $  0.23         $   (0.11)        $     0.04
  Diluted........................            0.22             (0.11)              0.04

Weighted Average
  Outstanding Shares
    Basic........................       6,561,761         5,557,223          5,028,547
    Diluted......................       6,693,666         5,557,223          5,028,547



                                                      January 31, 1998
Balance Sheet Data:                                Actual         As Adjusted(1)

Working Capital........................       $  16,988,047        $16,988,047

Total Assets...........................          23,807,857         23,807,857

Long-term debt, less current
  portion..............................           8,604,057            159,838

Stockholders' Equity...................          12,494,713         20,938,932


(1) Based upon an assumed offering price of $6.375 per share. Assumes the net proceeds of this offering will be applied initially to the temporary reduction of the outstanding principal balance of the Company's credit facility resulting in total availability thereunder of $15,000,000. Any proceeds remaining after repayment of such outstanding balance in full will be invested in short-term, interest-bearing securities or deposited in interest-bearing bank accounts and will be included in working capital.


                                  RISK FACTORS

         Any forward-looking statements set forth in this Prospectus are necessarily subject to significant uncertainties and risks, including, but not limited to those set forth in "RISK FACTORS." When used in this Prospectus, the words "believes," "anticipates," "intends," "expects," and similar expressions are intended to identify forward-looking statements. Actual results could be materially different as a result of various possibilities, including increased competition, significant changes in the marketing strategies of publishers, the inability of the Company to successfully manage its expansion and the availability of suitable acquisition candidates. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

         Prospective investors should consider carefully the following factors, in addition to the other information contained in this Prospectus, in evaluating an investment in the Common Stock offered hereby.


Dependence on the Marketing and Distribution Strategy of Publishers

         Approximately 80% of the Company's revenues are currently derived from the service revenues earned in connection with the collection of payments owed to the Company's retailer clients from magazine publishers under programs designed by publishers to provide magazine retailers with an incentive to increase single copy magazine sales. Although these incentive programs have been offered as part of the publishers' overall marketing strategy for more than 20 years, the incentive programs are governed by short-term contracts and, accordingly, magazine publishers are under no long-term contractual obligation to continue the incentive programs in their present form or otherwise. Although largely unsuccessful, certain magazine publishers have experimented from time to time with direct distribution of selected titles. Such arrangements replace the traditional incentive payment programs with discounted sale pricing. If magazine publishers successfully develop and implement a direct distribution program which does not include an incentive payment component, or otherwise discontinue or significantly modify the incentive programs to which the Company's services relate in a manner which is not compatible with the Company's services, the Company's results of operations and financial condition may be materially and adversely affected. See "BUSINESS-The Magazine Industry."

Risk Associated with the Advance Pay Program

         The recent increases in revenue and profitability recorded by the Company result, in part, from the admission of existing retailer clients to the Advance Pay Program. The profitability of the Advance Pay Program is dependent, in part, on (a) the difference between the service revenues collected by the Company with respect to the Advance Pay Program and the interest paid by the Company for borrowed funds advanced thereunder and (b) the length of the collection period of the trade accounts receivable associated with the Advance Pay Program. Interest rates applicable to borrowings made by the Company are subject to fluctuation and any decrease in the spread between service revenues collected and interest paid would have a negative effect on the Company's results of operations and financial condition. The availability of funds under the Company's credit facility is conditioned on the maintenance of certain financial ratios. There can be no assurance that the Company will be able to satisfy such conditions. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS-Liquidity and Capital Resources." Additionally, any increase in the average collection period for trade accounts receivable associated with the Advance Pay Program will increase the Company's interest expense and have a negative effect on the Company's results of operations and financial condition.

         Furthermore, in connection with the Advance Pay Program, the Company assumes the risk otherwise borne by the retailer client that magazine publishers will refuse or be unable to pay the amount of incentive payments claimed. Based on historical experience, the Company maintains a reserve of 2% of all claims submitted against such refusal or inability to pay. However, if a prominent magazine publisher files a petition in bankruptcy or otherwise seeks protection from its creditors, such reserve may be inadequate and the results of operations and financial condition of the Company could be materially and adversely affected.

Risk of Increased Competition

         Competition among providers of many of the Company's products and services, particularly the processing of incentive payment claims, is intense. While such competition is fragmented, the Company recognizes approximately 32 direct competitors, all of which are closely-held private companies. Based on its review of the industry and informal discussions with magazine publishers and retailers, the Company believes that none of its direct competitors have greater financial, technological, marketing and sales resources than the Company. However, it is possible that certain services offered by the Company could be performed directly by its retail customers or otherwise offered or performed in the future by publishers, distributors or other organizations, such as Nielsen IRI and Audit Bureau of Circulation. Many of such organizations have greater financial, technological, marketing and sales resources than the Company. Additionally, competitors may develop new or different service programs which are perceived by customers to be of similar or superior quality at the same or lower prices than the Company's services. There can be no assurance that its present competitors or companies that choose to enter its marketplace in the future will not exert significant competitive pressures on the Company resulting in a deterioration of the business environment in which the Company operates, including a decrease in the number of clients served by the Company and a decrease in the service revenues chargeable by the Company. See "BUSINESS-Competition."

Management of Expansion

         The Company intends to continue to implement its expansion strategy through the acquisition of one or more companies which offer products and services compatible to those of the Company, some of which may involve products or services with which management of the Company has little or no experience. Such acquisitions also could continue to place a significant strain on the Company's capital and human resources. There can be no assurance that the Company will be able to adequately manage its expansion successfully, introduce new services or products, or integrate any business which it may acquire, the failure of any of which could have a material adverse effect on the Company.

Need to Manage New Service Introduction

         The Company believes that its future growth is dependent, in part, on its ability to anticipate the informational needs of existing and potential clients and develop and introduce, in a timely manner, new services that adequately address such needs. There can be no assurance that the Company will be successful in developing, introducing and marketing new services. If the Company is unable to introduce new services or if the Company's new services do not receive sufficient market acceptance, the Company's ability to achieve its financial objectives may be adversely affected.

Unspecified Acquisitions

         The Company has allocated $2,000,000 (or 20.9%) of the net proceeds of this offering to acquire businesses. At the date of this Prospectus, the Company has no commitments or contracts to acquire any businesses. Furthermore, management has not selected any specific business for investment of any of the proceeds of this offering and there can be no assurance that the Company will be able to identify suitable acquisition candidates or consummate any such acquisitions on acceptable terms. Purchasers of Common Stock will not have the opportunity to vote on any such potential acquisitions or review the financial status of any business to be acquired. Shareholders of the Company must rely upon management for prudent expenditure of the funds of the Company in making such acquisitions. Management of the Company does not anticipate seeking independent appraisals of any businesses which it may acquire.

Shares Eligible for Future Sale; Preferred Stock; Registration Rights

         Of the 8,016,367 shares of Common Stock outstanding on March 5, 1998, 4,620,718 shares are currently eligible for sale to the public by persons who are not "affiliates" of the Company without restriction. All the remaining shares of Common Stock outstanding are "restricted" within the meaning of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), and may not be sold in the absence of registration under the Securities Act or an exemption therefrom. However, the executive officers, directors and certain other shareholders of the Company, who as of March 5, 1998 beneficially held an aggregate of 4,208,104 Common Stock, have agreed that they will not without the prior consent of the Representative, sell or otherwise dispose of any shares of Common Stock beneficially owned by them for a period ending on October 7, 1998. Thereafter, such persons are entitled to sell, without the consent of the Representative, an increasing portion of the shares beneficially owned by them, subject in some cases to the volume and other conditions of Rule 144.

         Pursuant to authority granted by its Articles of Incorporation, the Company's Board of Directors (the "Board") has authority to issue up to 2,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions thereof, including voting rights, without any further vote or action by the Company's shareholders. The voting and other rights of the holders of Common Stock will be subject to and may be adversely affected by the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with obtaining necessary capital resources and for other corporate purposes, could have the effect of delaying, deferring or preventing a change of control of the Company. The Company has no current arrangements to issue any additional shares of Preferred Stock. See "DESCRIPTION OF CAPITAL STOCK."

         The Company has filed a registration statement under the Securities Act to register an aggregate of 520,661 shares of Common Stock issued or reserved for issuance under the Company's 1995 Incentive Stock Option Plan and 41,322

shares issued or reserved for issuance under the Company's Stock Award Plan. In addition, the Company intends to file a registration statement under the Securities Act to register an aggregate of 600,000 shares of Common Stock reserved for issuance under the Company's 1998 Omnibus Plan. Certain holders of the Company's securities have the right to require the Company to file a registration statement with respect to the sale of approximately 225,722 shares of Common Stock held by them. No prediction can be made as to the effect, if any, that future sales of Common Stock or the availability of such shares for sale will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales might occur, could adversely affect the prevailing market price of the Common Stock. See "CAPITALIZATION" and "SHARES ELIGIBLE FOR FUTURE SALE."

Continued Control By Management

         Upon completion of this offering, the Company's executive officers and directors will beneficially own approximately 31.9% ( 29.8% if the Over-Allotment Option is exercised in full) of the outstanding shares of Common Stock. As a result, the Company's executive officers and directors will have effective voting control of the Company and the practical ability to elect all of the Company's directors and determine the vote on any matter being voted on by the Company's shareholders, including any merger, sales of assets or other change of control of the Company. The Company's Articles of Incorporation and Bylaws do not provide for cumulative voting in the election of directors. See "PRINCIPAL AND SELLING SHAREHOLDERS" and "CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS."

Related Party Transactions; Potential Conflicts of Interest

         From time to time prior to the commencement of the Company's operations in May 1995, the Company's predecessors engaged in various transactions with its directors, executive officers and other affiliated parties. The terms and conditions of such transactions were not negotiated on an arms-length basis and inherently involve conflicts of interest between the predecessor and the related party. However, since May 1995, all transactions between the Company and its officers, directors, principals, shareholders and affiliates have been, and all future transactions are required to be, approved by a majority of the independent and disinterested outside directors and must be on terms no less favorable to the Company than could be obtained from unaffiliated third parties under similar circumstances.

Dependence on Key and Other Personnel

         The Company believes that its success is dependent, in part, on the efforts of its key executives, including S. Leslie Flegel and William H. Lee. The Company has entered into employment agreements with all its key executives. Although the Company believes that the loss of no single executive will have a material adverse effect on the Company, certain events, many of which are beyond the control of the Company, could result in the loss of the services of such executives. The Company has procured and intends to maintain policies of insurance on the lives of certain members of its senior management, including Messrs. Flegel and Lee. See "MANAGEMENT."

No Dividends With Respect to Common Stock

         The Company currently anticipates that it will retain all its future earnings, if any, for use in the expansion and operation of its business, and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. There can be no assurance that the Company will pay cash dividends at any time with respect to the Common Stock, or that the failure to pay dividends for a period of time will not adversely affect the market price for the Company's Common Stock.
See "PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY."

Anti-Takeover Effects of Articles of Incorporation and Bylaws

         The Board has authority to issue up to 2,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions thereof, including voting rights, without any further vote or action by the Company's shareholders. The voting and the rights of the holders of Common Stock will be subject to and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with obtaining necessary capital resources and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no current arrangements to issue any additional shares of preferred stock. See "DESCRIPTION OF CAPITAL STOCK." In addition, the Company's Articles of Incorporation and Bylaws include certain provisions providing for the staggered election of directors and restrictions on the ability of shareholders to call special meetings of shareholders. See "CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS." The Company is currently subject to the Missouri Takeover Bid Disclosure Act, which under certain circumstances may prohibit a business combination between the Company and a shareholder owning 20% or more of the outstanding voting power of the Company. The Board has adopted a resolution which, if approved by the shareholders of the Company at the 1998 annual meeting of shareholders, would amend the Bylaws to include an express election of the Company to not be subject to such provisions to the extent allowable under Missouri law. If such resolution is not adopted, such provisions could have the effect of delaying, deferring or preventing a change in control of the Company.

Representative's Warrants

         In connection with an October 1997 public offering of its Common Stock, the Company sold to the Representative, for nominal consideration, a warrant to purchase from the Company up to 200,000 shares of Common Stock at a purchase price of $4.80 per share (the "1997 Warrants"). Upon consummation of this offering, the Company has agreed to sell to the Representative and/or its designees, for nominal consideration, the Representative's Warrants to purchase from the Company up to an additional 200,000 shares of Common Stock. The Representative's Warrants are exercisable for a period of four years commencing on the first anniversary of the date of this Prospectus, at an exercise price equal to $_____ per share. For the life of the 1997 Warrants and the
Representative's Warrants, the holders are given, at nominal cost, the opportunity to profit from a rise in the market price for the securities of the Company without assuming the risk of ownership, with a resulting dilution in the interest of other security holders. As long as the 1997 Warrants and the Representative's Warrants remain unexercised, the terms under which the Company could obtain additional capital may be adversely affected. Moreover, the holders of the 1997 Warrants and the Representative's Warrants may be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital by a new offering of its securities on terms more favorable than those provided by the 1997 Warrants and the Representative's Warrants. Additionally, if the holders of the 1997 Warrants and the Representative's Warrants should exercise their registration rights to effect a distribution of the 1997 Warrants and the Representative's Warrants or underlying securities, the Representative, prior to and during such distribution, will be unable to make a market in the Company's securities and will be required to comply with other limitations on trading set forth in Rules 101, 103, and 104 of Regulation M promulgated under the Exchange Act. Such rules restrict the solicitation of purchasers of a security when a person is interested in the distribution of such security and also limit market making activities by an interested person until the completion of the distribution. If the Representative must cease making a market, the market and market price for such securities may be adversely affected and the holders of such securities may be unable to sell such securities. See "UNDERWRITING."

                                 USE OF PROCEEDS

         The following table sets forth the Company's anticipated use of proceeds, expressed in dollars and as a percentage of gross proceeds.

                                               Amount           Percentage
                                               ------           ----------
Gross proceeds                               $9,562,500            100.0%
   Less:
     Underwriting discounts                     693,281             7.25%
     Offering expenses                          425,000              4.4%
                                             ----------           ------

Net proceeds                                $ 8,444,219             88.3%
                                            -----------           ------

Use of Proceeds:

Expansion of Advance Pay Program              6,000,000            62.75%

Acquisition of one or more
  businesses                                  2,000,000             20.9%

Development of new or enhanced
  products and services                         200,000              2.1%

Working Capital and general corporate
  purposes, including the continued
  upgrade of the Company's computer
  hardware and software systems                 244,219             2.55%
                                             ----------          -------

Total Use of Proceeds                        $8,444,219             88.3%
                                             ==========           ======

         Pending the use of the net proceeds from the sale of the shares of Common Stock as described above such funds will be used to temporarily reduce the principal balance under the Company's credit facility. Such credit facility provides for the availability of up to $15,000,000 of borrowings until termination by Wachovia Bank on not less than 13 months prior notice. At January 31, 1998, the outstanding principal balance under this credit facility was $8,598,000, the effective interest rate thereon was 8.48% and the unused availability thereunder was approximately $6,402,000. After application of the net proceeds of this offering to the temporary repayment of the outstanding principal balance on its credit facility, the Company intends to make additional borrowings under the credit facility for the foregoing purposes.

         The foregoing represents the Company's present intentions for the use of the proceeds of this offering based on its currently contemplated operations, business plan and currently prevailing economic and industry conditions. The Company's business plan contemplates that the Company may acquire businesses or introduce additional products and services. Although the Company has had and will continue to have discussions with potential acquisition candidates it does not have any present agreements or understandings with respect to any significant acquisitions. Changes in the proposed expenditures may be made in response to, among other things, requirements of and opportunities related to the Advance Pay Program, the ability of the Company to complete a strategic acquisition, and changes in the Company's plans, future revenues and expenditures, as well as changes in general industry conditions and technology.

         The Company believes that the net proceeds of this offering, cash flow from operations, trade credit and existing lines of credit will be sufficient to meet its immediate cash needs and finance its plans for expansion for the indefinite future, and in any case for not less than twelve months from the date of this Prospectus. This belief is based upon certain assumptions regarding the Company's business and cash flow as well as prevailing industry and economic conditions. The Company's funding requirements may vary significantly, depending on how rapidly management seeks to expand the business and the expansion strategies elected. Accordingly, the Company may, in the future, require additional financing to continue to expand its business. There is no assurance that the Company will be successful in obtaining additional financing, if required, on favorable terms, or at all. If the Company were unable to obtain additional financing, its ability to meet its current plan for expansion could be materially and adversely affected. See "CAPITALIZATION" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

                           PRICE RANGE OF COMMON STOCK

         From June 22, 1995 until February 12, 1996, the Company's Common Stock was quoted on the Nasdaq OTC Bulletin Board. Beginning on February 12, 1996, the Common Stock was quoted on Nasdaq SmallCap under the symbol "SORC." Beginning on October 7, 1997, the Common Stock was listed on the Boston Stock Exchange. The following table sets forth, for the periods indicated, the high and low closing bid prices for the Common Stock as reported by the OTC Bulletin Board and Nasdaq SmallCap, as applicable.

                                               High              Low
Fiscal 1997
         First Quarter                        $ 6.96            $5.30
         Second Quarter                       $ 5.75            $4.84
         Third Quarter                        $ 5.75            $3.18
         Fourth Quarter                       $ 3.93            $2.72

Fiscal 1998
         First Quarter                        $ 3.48            $2.58
         Second Quarter                       $ 3.71            $1.21
         Third Quarter                        $ 4.75            $3.18
         Fourth Quarter                       $ 5.38            $3.56

Fiscal 1999
         First Quarter                        $ 6.69            $5.13


         The foregoing quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions. On May 7, 1998, the last sale price for the Common Stock as reported by Nasdaq SmallCap was $6.375 per share. As of March 5, 1998, there were 114 holders of record of the Common Stock.

                                 DIVIDEND POLICY

         During the last two years, the Company has not declared or paid any cash dividends on its Common Stock. The Board presently, and for the foreseeable future, intends to retain all its earnings, if any, for the development of the Company's business. The declaration and payment of cash dividends in the future will be at the discretion of the Board and will depend upon a number of factors, including among others, future earnings, operations, funding requirements, the general financial condition of the Company and such other factors that the Board may deem relevant.

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company (i) as of January 31, 1998 and (ii) as adjusted to reflect the sale by the Company of the shares of Common Stock offered hereby and the application of the estimated net proceeds therefrom. This table should be read in conjunction with the financial statements of the Company, "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and "DESCRIPTION OF CAPITAL STOCK" included elsewhere in this Prospectus.


                                                                           January 31, 1998

                                                                 Actual             As Adjusted(a)


Long-term debt (less current portion)....................     $  8,604,057             $   159,838
                                                              ------------             -----------

Stockholders' equity:

 Common Stock, par value $0.01 per share, 16,528,925
     authorized 8,016,367 shares outstanding actual,
     9,516,367 shares outstanding as adjusted ...........           80,163                  95,163

 Additional paid-in capital .............................       10,513,949              18,943,168

 Retained earnings ......................................      $ 1,900,601             $ 1,900,601
                                                               -----------             -----------

         Total stockholders' equity .....................       12,494,713             $20,938,932
                                                               -----------             -----------

         Total capitalization ...........................     $ 21,098,770             $21,098,770
                                                              ============             ===========


(a) Based upon an assumed offering price of $6.375 per share. Assumes the net proceeds of this offering will be applied to the temporary reduction in the outstanding principal balance of the Company's credit facility resulting in total availability thereunder of $15,000,000. Any proceeds remaining after repayment of such outstanding balance in full will be invested in short-term, interest-bearing securities or deposited in interest-bearing bank accounts and will be included in working capital.

                             SELECTED FINANCIAL DATA

 The selected financial data as of and for the periods presented below have been derived from the financial statements of the Company. The financial statements of the Company as of and for the fiscal years ended January 31, 1998 and 1997 have been audited by BDO Seidman, LLP, and its report thereon is included elsewhere herein. The selected financial data should be read in conjunction with the financial statements, including the notes thereto, appearing elsewhere in this Prospectus and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."


                                                                        Fiscal Year Ended January 31,

Statements of Operations Data:                               1998                 1997                    1996
                                                            ------              --------                ------

Service Revenues...............................          $11,795,496            $7,056,270            $7,195,176
Merchandise Revenues...........................                8,348               242,177               926,008
                                                          ----------            ----------             ---------

  Total Revenue................................           11,803,844             7,298,447             8,121,184
                                                          ----------            ----------            ----------

  Gross Profit.................................            5,943,191             2,233,859             3,711,962

Selling, General &
  Administrative Expense.......................            2,350,622             2,904,372             2,799,841
                                                          ----------            ----------            ----------

  Operating Income (Loss)......................            3,592,569             (670,513)               912,121

Other Expense, Net ............................              772,561               309,992               314,127
                                                          ----------            ----------            ----------

Income (Loss) Before Income Taxes..............            2,820,008             (980,505)               597,994

  Net Income (Loss)............................            1,589,008             (603,317)               191,994

Earnings (Loss) Per Share
  Basic  ......................................              $  0.23            $   (0.11)            $     0.04
  Diluted......................................                 0.22                (0.11)                  0.04

Weighted Average
  Outstanding Shares
    Basic......................................            6,561,761             5,557,223             5,028,547
    Diluted....................................            6,693,666             5,557,223             5,028,547



                                                                               January 31,
                                                                        1998
Balance Sheet Data:                                           Actual        As Adjusted(1)         1997               1996
                                                              ------        -----------          --------           ------

Working Capital................................        $  16,988,047        $16,988,047        $2,322,778        $1,305,679

Total Assets...................................           23,807,857         23,807,857        15,569,649         5,346,384

Long-term debt, less current portion...........            8,604,057            159,838            22,814            32,341

Stockholders' Equity...........................           12,494,713         20,938,932         3,145,622         2,017,626


(1) Based upon an assumed offering price of $6.375 per share. Assumes the net proceeds of this offering will be applied initially to the temporary reduction of the outstanding principal balance of the Company's credit facility resulting in total availability thereunder of $15,000,000. Any proceeds remaining after repayment of such outstanding balance in full will be invested in short-term, interest-bearing securities or deposited in interest-bearing bank accounts and will be included in working capital.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

         For more than 20 years, The Source Information Management Company (the "Company") and its predecessors have provided information gathering, consulting and other information based services to operators of mass merchandise, grocery, convenience and pharmacy stores located throughout the United States and eastern Canada. Currently, the Company provides monitoring and documentation services to approximately 725 retailers, such as Wal-Mart Stores, Inc., Kmart Corporation, Target Stores, Inc., Food Lion, Inc., and W.H. Smith, Inc., in connection with processing and collection of incentive payments from magazine publishers on single copy sales of approximately 6,000 magazine titles offered in more than 65,000 stores. As an extension of this service, the Company established its Advance Pay Program, under which the Company advances an agreed upon percentage of the incentive payments due to the retailer from magazine publishers. It then collects directly from the publishers the claims due to the retailer. In fiscal 1997 and 1998, the Company advanced approximately $15 million and $39 million under the Advance Pay Program, respectively. In October 1996, the Company expanded its services and potential client base with the introduction of the Periodical Information Network ("PIN"), an information service in which the Company offers and provides subscribing magazine publishers, advertisers and others with industry-wide, single copy magazine sales information in a user friendly format. Based on discussions with representatives of magazine publishers, the Company believes that publishers and advertisers perceive that PIN provides a valuable basis on which to formulate marketing, distribution, advertising and other policies.

         A majority of the Company's revenues are derived from service fees earned in connection with the collection of incentive payments owed to the Company's retailer clients from magazine publishers. Most incentive payment programs offer the retailer a cash rebate, equal to a percentage of the retailer's net sales of the publisher's titles, which is payable quarterly upon submission of a properly documented claim. Under agreements with its retailer clients, the Company gathers sales data, submits claims for payment, collects payments and receives a percentage of the aggregate payments collected on the retailers' behalf. Claims for incentive payments are generally submitted to the publisher quarterly based on net sales of the publishers' titles recorded in the previous calendar quarter. Except in connection with its Advance Pay Program, the Company does not guarantee to its retailer clients any payments due to the client from magazine publishers, and accordingly, does not assume any credit risk associated with such incentive payments. In substantially all the contracts under the Advance Pay Program, which is continuing to represent an increasing percentage of the payments collected, the Company bears the risk of uncollectibility associated with collecting payments from publishers. To date, management believes that the reserve maintained by the Company as an allowance for doubtful accounts in the amount of approximately 2% of accounts receivable is adequate to satisfy any losses incurred by the Company from uncollectible accounts receivable.

         Under both the standard arrangement and the Advance Pay Program, commission revenue is recognized at the time claims for incentive payments are substantially completed for submission to the publishers based on the amount claimed, less an estimated reserve necessary to maintain an allowance for doubtful accounts of approximately 2% of trade accounts receivable. However, under the standard arrangement, invoices for services provided by the Company in connection with the claim process are not issued until the Company receives settlement of the claim. Under the Advance Pay Program, the revenue recognized by the Company represents the difference between the amount advanced to the retailer customer and the amount claimed against the publisher.

Results of Operations

         The following table sets forth, for the periods presented, certain information relating to the operations of the Company expressed as a percentage of Total Revenues:

                                                  Fiscal Year Ended January 31,
                                                  1998                   1997
                                                  ----                   ----
Service Revenues                                   99.9%                  96.7%
Merchandise Revenues                                0.1                    3.3
                                                  -----                  -----
Total Revenues                                    100.0                  100.0

Cost of Service Revenues                           49.4                   66.6
Cost of Merchandise Sold                            0.3                    2.8
                                                  -----                  -----
Gross Profit                                       50.3                   30.6
Selling, General & Administrative
  Expense                                          19.9                   39.8
                                                  -----                  -----
Operating Income (Loss)                            30.4                   (9.2)

Interest, Net                                      (5.9)                  (3.9)
Other Income (Expense), Net                        (0.7)                  (0.4)
                                                  -----                  ------
Income (Loss) Before Income Taxes                  23.8                  (13.4)

Net Income (Loss)                                  13.5%                  (8.3)%

Service Revenues

         Increased retailer participation in the Advance Pay Program, the acquisition of Mike Kessler and Associates, Inc. and the growth in subscriptions to PIN contributed to an increase in service revenues of approximately $4,739,000, or 67%, over fiscal 1997. Of the total, claims, PIN and Advance Pay Program revenues increased approximately $3,898,000, or 61% over the prior year. Revenue from front-end management services increased from $636,000 in the prior year to $1,477,000 in fiscal 1998, or 132%, resulting from an increase in the number of reconfiguration programs undertaken by the Company on behalf of its retailer clients, including the Kmart program. Historically, front-end management revenues have fluctuated as a result of a variety of factors including the number and magnitude of reconfiguration programs undertaken by the Company's retailer clients and the timely shipping of front-end merchandising fixtures by manufacturers. Consequently, variations in the timing and amounts of front-end management revenues could have a material positive or negative effect on the Company's operating results of any given quarter. In May 1998, the Company introduced its proprietary SOURCEPRO software, which enables retailers to visualize alternative checkout configuration in a three-dimensional graphic environment and analyze the relative profit potential which can be achieved by the retailer from alternative configurations.

Merchandise Revenues and Cost of Merchandise Sold

         As a result of its relationships with the leading retailers in the United States, the Company has had opportunities from time to time to purchase merchandise, such as gift and greeting cards, caps and other leisure time products for resale to its retailer clients. However, at the end of fiscal 1997, management decided to de-emphasize this portion of its business in order to dedicate more resources to its core services. As a result, the revenues derived from merchandising sales declined in fiscal 1998 as the related merchandise inventory was liquidated.

Cost of Service Revenues and Selling, General and Administrative
Expense ("Total Costs")

         Despite a 67% increase in Service Revenues, Total Costs increased only $412,000, or 5%. Increased costs incurred in connection with the acquisitions of Magazine Marketing, Inc., Readers Choice, Inc. and Mike Kessler and Associates, Inc., including wages, amortization, rent and depreciation, were more than offset by the related revenue increases. In addition, wages increased as a result of bonuses and the hiring of individuals formerly employed by Data-Pros, Inc., a data processing service company purchased on January 1, 1997. However, the increase in wages in connection with the acquisition was largely offset by a decrease in data processing expenses.

Interest Expense

         Interest Expense increased $402,000 principally due to increased borrowings necessary to fund the growth in the Advance Pay Program and, to a lesser extent, to fund the acquisition of Mike Kessler and Associates, Inc.

Income Tax Expense (Benefit)

         The effective income tax rate for fiscal year 1998 was 43.7%. This rate varied from the federal statutory rate due to state income taxes and expenses not deductible for income tax purposes. Such non-deductible expenses include meals and entertainment, goodwill amortization, and officers' life insurance premiums.

Earnings Per Share

         In calculating earnings per share, net income for the year was reduced by a constructive dividend of $109,937, which resulted from the exchange of all 5,600 outstanding shares of Preferred Stock for 186,667 shares of Common Stock and non-transferable warrants, expiring in 2000, to purchase 310,709 shares of Common Stock at an exercise price of $3.00 per share.

Year 2000 Readiness

         The  Company  is aware  of the Year  2000  issues  associated  with the practice of encoding only the last two digits of four digit years in computer-based system. Year 2000 issues, if not properly addressed, could result in disruptions of operations. Currently, management estimates that the incremental cost to renovate other applications and test replacement applications and system to become year 2000 ready will not have a material effect on the Company's financial condition results of operations or liquidity. No assurance can be given that the Company will successfully avoid all problems with the Year 2000 issue.

Liquidity and Capital Resources

         The Company's primary cash requirements are for meeting the working capital required in connection with the costs incurred in obtaining service revenues, selling, general and administrative expenses (particularly salaries, travel and entertainment) incurred in the maintenance of existing accounts and in connection with the solicitation of new clients, and for funding the Advance Pay Program. Historically, the Company has financed its business activities through cash flow from operations, short-term borrowings under available lines of credit and through the issuance of equity securities.

         Net cash used by operating activities was $5,520,000 and $6,511,000 during the years ended January 31, 1998 and 1997, respectively. If, and so long as the Advance Pay Program grows at the rate experienced in fiscal 1998, management anticipates cash used by operations will continue to exceed cash provided by operations. However, if and when the conversion of existing and new customer accounts to the Advance Pay Program has been substantially completed, management anticipates, based on its existing operations, that cash provided by operations will exceed cash used by operations.

         Accounts receivable increased $5,500,000 as a result of the significant growth of the Advance Pay Program. The average collection period for 1998 was 136 days (considered to be within an acceptable range by management based on the nature of the Company's business and historical experience) compared to 153 days for 1997. The collection periods were calculated as follows: 365 days/(Revenues/ Average Accounts Receivable), where accounts receivable includes all trade accounts receivable, but only the service fee portion of amounts due from publishers in association with the Advance Pay Program.

         The Company is primarily engaged in the business of providing services to its retailer clients; therefore, its capital expenditure requirements are minimal. At January 31, 1998, the Company had no outstanding material commitments for capital expenditures.

         The Company has a credit agreement that provides for a revolving loan of up to $15,000,000 with Wachovia Bank, N.A. Wachovia Bank has the right to terminate the agreement upon not less than thirteen months prior written notice. Borrowings bear interest at a rate related to the monthly LIBOR index rate plus a percentage ranging from 2.5% to 3.5% depending upon the ratio of funded debt to earnings before interest, taxes, depreciation and amortization. Borrowings are secured by a security interest in substantially all of the Company's assets including receivables, inventory, equipment, goods and fixtures, software, contract rights, notes, and general intangibles. Under the credit agreement, the Company is required to maintain certain financial ratios. At January 31, 1998, the Company was in compliance with all financial ratios imposed by the credit agreement.

         At January 31, 1998, the Company's total long-term debt obligations were $8,635,054. Of such amount, $30,997 will mature within 12 months. The Company anticipates that the funds necessary to satisfy these obligations will be derived from cash flows from operations.

         At January 31, 1998, the Company had total deferred tax assets of $214,000 and total deferred tax liabilities of $1,086,000 resulting in a net deferred tax liability of $872,000 reflecting the net tax effects of temporary differences between the carrying amount of the assets and liabilities for financial reporting purposes and the amounts used for income tax reporting. Of this liability, $316,000 results from a change in accounting method from cash to accrual by (i) the Company's predecessors in connection with the formation of the Company, (ii) Magazine Marketing, Inc. and (iii) Mike Kessler and Associates, Inc. This liability is expected to be paid $222,000, $72,000 and $22,000 over the next three years, respectively. The Company anticipates that the funds necessary to satisfy this tax obligation will be derived primarily from cash flows from operations.

         In July 1997, the holders of the Company's 1996 Series 7% Convertible Preferred Stock exchanged all 5,600 outstanding shares for 186,667 shares of Common Stock at an effective price of $3.00 per share and non-transferable warrants, expiring in 2000, to purchase 310,709 shares of Common Stock at an exercise price of $3.00 per share. The exchange resulted in a one-time constructive dividend of $109,937, which was reported in the fiscal quarter ended July 31, 1997.

         In September 1997, the Company issued to Aron Katzman, Harry L. Franc, III and Timothy A. Braswell, each a director of the Company, non-transferable warrants, expiring in 2000, to purchase an aggregate of 89,289 shares of Common Stock at an exercise price of $3.00 per share. These warrants will vest at a rate of 25% on August 1, 1998, 25% on November 1, 1998, 25% on February 1, 1999 and 25% on May 1, 1999. The related expense incurred of approximately $54,000 will be recognized ratably over those periods.

New Accounting Standards

         SFAS No. 130, "Reporting Comprehensive Income," was issued in June 1997. Comprehensive income is defined as net income plus certain items that are recorded directly to shareholders' equity, such as unrealized gains and losses on available-for- sale securities. Components of the Company's comprehensive income will be included in a financial statement that has the same prominence as other financial statements starting in the first quarter of fiscal 1999. SFAS No. 130's disclosure requirements will have no impact on the Company's financial condition or results of operations.

         SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," is effective for financial statements for periods beginning after December 15, 1997, but interim reporting is not required in 1998. An operating segment is defined under SFAS No. 131 as a component of an enterprise that engages in business activities that generate revenue and expense for which operating results are reviewed by the chief operating decision maker in the determination of resource allocation and performance. The Company is currently evaluating the impact of SFAS No. 131 on future financial statement disclosures.

                                    BUSINESS

Overview

         For more than 20 years, The Source Information Management Company (the "Company") and its predecessors have provided information gathering, consulting and other information based services to operators of mass merchandise, grocery, convenience and pharmacy stores located throughout the United States and eastern Canada. Currently, the Company provides monitoring and documentation services to approximately 725 retailers, such as Wal-Mart Stores, Inc., Kmart Corporation, Target Stores, Inc., Food Lion, Inc., and W.H. Smith, Inc., in connection with processing and collection of incentive payments from magazine publishers on single copy sales of approximately 6,000 magazine titles offered in more than 65,000 stores. As an extension of this service, the Company established its Advance Pay Program, under which the Company advances an agreed upon percentage of the incentive payments due to the retailer from magazine publishers. It then collects directly from the publishers the claims due to the retailer. In fiscal 1997 and 1998, the Company advanced approximately $15 million and $39 million under the Advance Pay Program, respectively. In October, 1996, the Company expanded its services and potential client base with the introduction of the Periodical Information Network ("PIN"), an information service in which the Company offers and provides subscribing magazine publishers, advertisers and others with industry-wide, single copy magazine sales information in a user friendly format. Based on discussions with representatives of magazine publishers, the Company believes that publishers and advertisers perceive that PIN provides a valuable basis on which to formulate marketing, distribution, advertising and other policies.

Formation of the Company

         The  Company  was  organized  in  1995  by  the  consolidation  of  two significant providers of services to retailers of magazines and other periodicals. The Company has expanded through the acquisition of businesses and technologies that addressed additional services or products, market segments or geographic regions in which the Company was not previously active. These acquisitions have allowed the Company to expand the services offered to its clients and enhanced its ability to support existing and planned services. In 1995, the Company acquired the business of Dixon's Modern Marketing Concepts, Inc. and Tri-State Stores, Inc., both of Chicago Heights, Illinois. In 1996, the Company acquired the businesses of Magazine Marketing, Inc. of Canton, Ohio and Readers Choice, Inc., a subsidiary of United Magazine Company located in Columbus, Ohio. In May 1997, the Company acquired the business of Mike Kessler and Associates, Inc. of Fair Lawn, New Jersey.

The Magazine Industry

         Based on its knowledge of the industry and discussions with magazine publishers and retailers, management of the Company believes that magazine publishers are placing an increasing degree of importance on revenues derived from single copy newsstand sales and that the emphasis placed on single copy sales by publishers will continue to increase as: (i) mailing costs continue to rise with respect to subscription distribution; and (ii) magazine advertisers continue to value the improved target market accuracy achieved through single copy sales.

         The distribution of the approximately 6,000 magazine titles currently published for single copy sales on a national basis is dominated by six national distributors, which distribute to over 200 local independent distributors, which in turn supply copies to magazine retailers. Although the nature of the businesses in which magazine retailers are engaged is wide ranging, the largest volume of single copy sales historically is achieved by grocery retailers and mass merchandise stores. The primary function of the retailer is the display of available titles in two store locations, at a dedicated section called a "mainline display" and at displays located within the merchandise checkout area. Because magazines are frequently purchased on impulse, publishers increasingly compete for display spaces, referred to as "pockets," at the checkout.

         National distributors receive a brokerage fee based on sales and distribution to local distributors. Local distributors purchase copies at a discount to the suggested retail price and resell to retailers, also at a discount to the suggested retail price. Unsold copies are returnable by the retailer for full credit to all parties in the distribution chain, such that payments are made only with respect to copies actually sold. All accounting for copies is done by the local distributors which invoice for distributed copies, credit retailers for returns and credit national distributors for sales through a computer-assisted single entry information system.

         To provide further incentives to retailers to prominently display their respective titles, publishers typically enter into Retail Display Allowance ("RDA") programs under which the retailer is entitled to receive, on a quarterly basis, a cash rebate directly from the publisher equal to a percentage of the retailer's actual net sales of the publisher's titles upon submission of a properly documented claim. Conversely, certain publishers of high volume magazines essentially rent "pocket" space from retailers for the display and sale of specific titles. Such rent, referred to as "pocket payments" (or "RDP" payments), is a fixed amount per pocket, per store based on the verified location and other criteria of the pocket, and is paid quarterly. A majority of RDA and RDP programs are administered on behalf of the publishers by the national distributors.

         Publishers have also implemented programs to encourage retailers to upgrade their checkout and mainline display fixtures by making one-time incentive payments, based on the pockets allocated to their respective titles. Similar to RDA and RDP, such payments are made only upon submission of a properly documented claim.

Client Services

         The Company is dedicated to providing full information services to its clients. Such services include the following:

         Claim Submission. Through its information system, the Company assists retailers in accurately monitoring, documenting, claiming and collecting publisher incentive payments. The claim submission process begins at the end of each calendar quarter when the Company obtains information from the local distributors detailing the titles and number of copies actually sold by the client retailer. Based on this information, the Company prepares publisher supplied claim forms and submits the documented claim to the appropriate national distributor, which acts as payment agent for the publisher. After verification of the claim, the national distributor remits payment to the order of the retailer in care of the Company, which records the payment and forwards it to the retailer. The Company charges the retailer a negotiated percentage of the cash collected.

         As an extension of its claim submission service, the Company has established an Advance Pay Program. Under the provisions of the written agreement signed by each participating retailer, the Company collects the incentive payments otherwise due the retailer directly from magazine publishers with respect to the sale and display of magazines. In return, the Company pays to the retailer a negotiated fixed percentage of the total incentive payments otherwise due the retailer with respect to each calendar quarter generally not later than ninety days after the end of each such quarter. The funds necessary to make such payments are derived from cash flow from operations and borrowings under the Company's existing $15.0 million credit facility. Typically, the agreement provides for a minimum term of one year and thereafter is terminable by either party on not less than ninety days notice. This service relieves the retailer from the burdensome administrative task of processing multitudes of small publisher checks. Service fees earned under the Advance Pay Program generally exceed those charged under the traditional method; however the Company generally assumes the risk of uncollectibility of the incentive payments. Based on historical experience, the Company maintains a reserve for doubtful accounts equal to approximately 2% of outstanding accounts receivable. The Company believes such reserve will be adequate.

         Periodical Information Network (PIN). The Company's large and sophisticated database of magazine industry information has resulted in it becoming a magazine information center which management believes is used by many companies in the magazine industry to formulate their publishing and distribution strategies. PIN is a comprehensive system designed to use current computer technologies, including CD-ROM, to effectively manage all elements of the Company's database including information packaging and efficient inbound, outbound access. The network provides access to periodically updated historical information concerning the titles and quantity of each title sold by retailers for analysis purposes. Most leading publishers have subscribed to PIN. The PIN subscription agreement provides that the Company will furnish each subscriber with a historical database of sales information and quarterly updates capable of generating three general types of reports: total sales, sales by class of trade, and sales by retailer. Each report ranks titles in order of sales volume, and provides other sales related information, including sales efficiencies, category contributions and total sales ranking. Subscribers pay service fees equal to a one-time enrollment fee and quarterly update fees. Subscriptions have a term of one year, which are automatically renewed for successive one-year terms unless either party terminates by notice to the other not later than ninety days before commencement of the next renewal term. PIN accounted for approximately 4% of the Company's 1998 revenues.

         Front-End Management. The Company assists retailers in maximizing sales and incentive payment revenues by reconfiguring and designing front-end merchandising fixtures, supervising fixture installation, selecting products, negotiating with vendors and performing the burdensome task of billing and collecting incentive payments from vendors. The Company utilizes its knowledge of local consumer preferences and incentive payment programs and its newly developed SOURCEPRO three dimensional fixture design and imaging system to analyze the retailer's store layout, customer traffic patterns and available front-end merchandising alternatives, and develop an appropriate checkout display configuration. Thereafter, the Company relieves the retailer of the burden of managing the invoicing and collection of payments due from the numerous vendors participating in any particular display configuration. Front-end management was introduced in July 1997 with a contract to manage the front-end of approximately 2,200 Kmart stores. The Company's front-end management includes ongoing services with respect to the management of checkout area merchandising, including reconfiguration and design of fixtures, product selection, plan-o-gramming, vendor negotiation, vendor billing and collection, fixture prototype review and supervision of fixture installation. As of the date of this Prospectus, the number of stores for which the Company is providing front-end management services has grown to more than 10,000, and involves arrangements with other prominent retailers such as SuperValu, Hills, Southland and Cub Foods. The Company is currently in active negotiation to provide front-end management services with several prominent retailers who operate approximately 8,000 stores. Front-end management services accounted for approximately 13% of the Company's 1998 revenues.

         UPC Information Service. The Company's UPC Information Service is an interactive, internet-based information center designed to enable publishers and retailers to efficiently communicate price changes, product code corrections and changes in the lists of titles authorized by a retailer for front-end merchandising in any particular store. Subscribers customize the package of services perceived to have the greatest value under their respective circumstances from a menu of services which include downloadable daily updates of product code data and corrections and real time listings of titles authorized for sale in each retail chain serviced by the Company. In May 1998, the Company began a 90-day beta test of its uniform product code ("UPC") information service in six retail chains covering all four major store categories: mass merchandise, grocery, convenience and pharmacy. Management believes that publishers will recognize the potential savings to be realized by using the Company's new UPC information service to minimize fines imposed by retailers for erroneous product codes and expenses associated with correcting improperly assigned codes.

         Marketing and Promotional Program. As part of its full-service philosophy, the Company offers its clients advice and suggestions concerning specialized marketing and promotional programs which may include, for example, special mainline or checkout displays and cross-promotions of magazines and products of interest to the readers of such magazines. Such services are offered to enhance single copy magazine sales by the Company's clients, and thereby increase service revenues due the Company in connection with the submission of incentive payment claims; accordingly, no separate charge is made for these services.

Growth Opportunities

         Expansion of Services to New Product Categories. The Company's information services are designed to efficiently and accurately accumulate and manage sales data with respect to sales of low cost, high volume consumer products. While the Company's services, including PIN and the Advance Pay Program, were developed for use in the magazine industry, the Company has been engaged to provide its services in connection with integrated magazine and confections and expects to offer its services for use in connection with other consumer products, such as razors and batteries.

         Development of New and Enhanced Products and Services. The Company believes that its future success will be dependent upon its ability to anticipate the informational needs of existing and potential clients and to develop and introduce, in a timely manner, new products and services which address such needs. A portion of the proceeds of this offering are expected to be used to continue the Company's development of new and enhanced products and services. The Company encourages creativity and originality in its sales personnel and believes that one of the keys to the growth of the Company has been the willingness of senior management to implement product and service solutions suggested by the Company's personnel to address the needs of customers with whom they interact. In addition, Messrs. Flegel and Lee, as well as various members of the Company's senior management and sales staff, periodically meet with its consumers to discuss industry trends and informational requirements. After identifying an unsatisfied consumer need, members of the Company's senior management and sales team meet to design new or enhanced products and services addressing such need. Thereafter, a team is appointed to develop such products and services for introduction to the market.

Customers/Clients

         The Company provides services to approximately 725 operators of mass merchandise, grocery, convenience and pharmacy stores located throughout the United States and eastern Canada. Such retailers include Wal-Mart Stores, Inc., Kmart Corporation, Target Stores, Inc., Food Lion, Inc. and W.H. Smith, Inc. In addition, the Company provides market data to publishers, including Time Distribution Services, ICD/The Hearst Corp. and Globe Marketing Services. All of the Company's services are rendered pursuant to short term contracts and, accordingly, the Company's clients are under no long term contractual obligation to continue to employ the Company's services.

Marketing and Sales

         The Company markets its services through its own direct sales force. The Company's sales group consists of ten regional managers and three divisional vice presidents. Each manager is assigned to a specific geographic territory and is responsible for the preparation of quotations, program presentations and the general development of sales, as well as maintenance of existing accounts, within his or her assigned territory.

Competition

         Competition among providers of many of the Company's products and services, particularly the processing of incentive payment claims, is intense. While such competition is fragmented, the Company recognizes approximately 32 direct competitors, all of which are closely-held private companies. The Company believes that, in virtually all cases, it is the sole provider of magazine incentive payments claim services to its clients, the Company's clients do not perform such services on their own behalf and that none of the Company's competitors currently provide the range of services offered by the Company. Furthermore, the Company believes that none of its direct competitors have greater financial, technological, marketing and sales resources than the Company. However, it is possible that certain services offered by the Company could be performed directly by its retail customers or otherwise offered or performed in the future by publishers, distributors or other organizations, such as Nielsen, IRI and Audit Bureau of Circulation. Many of such organizations have greater financial, technological, marketing and sales resources than the Company. Additionally, competitors may develop new or different service programs which are perceived by customers to be of similar or superior quality at the same or lower prices than the Company's services.

         Management further believes that the principal competitive factors in the retail information industry include information access, technological support, accuracy, system flexibility, financial stability, customer service and reputation. The Company believes it competes effectively with respect to each of the above factors.

Properties

         The Company conducts its operations from 11 office facilities, located in St. Louis, Missouri; New York, New York; Chicago Heights, Illinois; Schaumburg, Illinois; Oklahoma City, Oklahoma; San Antonio, Texas; Cranberry Township, Pennsylvania; Canton, Ohio; Woodstock, Georgia; Fair Lawn, New Jersey; and Mississauga, Ontario, Canada. These facilities contain an aggregate of approximately 19,000 square feet of space. Each of the facilities is occupied by the Company under leases containing terms and conditions believed to be comparable to those prevailing in the market in which the facility is located. The Company believes that each of such facilities may be relocated without material expense or delay, and that suitable alternative office facilities are available in each market on comparable terms, if required.

         In addition, the Company's data processing center, located in High Point, North Carolina, contains approximately 13,900 square feet and is occupied under a written lease with 711 Gallimore Partnership, a North Carolina general partnership expiring in 2012. Such lease provides for the payment of monthly rent of approximately $14,000, subject to adjustment for taxes, insurance and utilities. See "MANAGEMENT-Certain Relationships and Related Transactions."

Management Information Systems

         The Company uses a customized information system to accumulate and manage sales data in connection with its processing of claims and maintenance of the PIN database under a license from a third party which has been retained by the Company to service and upgrade the Company's information system. This sophisticated information system is of a type used by several companies engaged in the collection of sales incentive payments in the magazine industry. In May 1998, the Company introduced its proprietary SOURCEPRO software, which enables retailers to visualize alternative checkout configurations in a three dimensional graphic environment and analyze relative profit potential. Management believes that currently none of the Company's competitors utilize comparable technology to assist retailers in space design.

Intellectual Property Rights

  Although the Company uses several service marks in connection with its business, it believes that its business is not dependent on the strength of its service marks or any of its intellectual property rights.

Legal Proceedings

         The Company is not a party to any legal proceedings, other than routine claims and lawsuits arising in the ordinary course of business. The Company does not believe that such claims and lawsuits, individually or in the aggregate, will have a material adverse effect on the Company's business.

Employees

         As of April 30, 1998, the Company employed 111 persons, of whom approximately 85% were employed on a full-time basis and approximately 15% were employed on a part-time basis. Of such persons, 27 are engaged in administrative activities, two devote at least a portion of their efforts to research and development activities and the remaining employees are engaged in sales, customer support and data processing. The Company's employees are not subject to a collective bargaining agreement. The Company considers its relations with its employees to be good.

                                   MANAGEMENT

         The following table sets forth certain information concerning the directors and executive officers of the Company:

Name                                Age     Position

S. Leslie Flegel                    60      Director, Chairman and Chief
                                            Executive Officer

William H. Lee                      47      Director, President and Chief
                                            Operating Officer

John P. Watkins                     42      Chief Administrative Officer and
                                            President-Retail Services

Dwight L. DeGolia                   53      Executive Vice President

W. Brian Rodgers                    32      Assistant Secretary and Chief
                                            Financial Officer

Jason S. Flegel                     32      Sr. Vice President of RDA Operations

Stephen E. Borjes                   48      President--Front-End Merchandising
                                            Group

Timothy A. Braswell                 69      Director

Harry L. "Terry" Franc, III         62      Director

Aron Katzman                        60      Director

Randall S. Minix                    48       Director


         Each of the Executive Officers is a full-time employee of the Company. Non-employee directors of the Company devote such time to the affairs of the Company as is necessary and appropriate. Set forth below are descriptions of the backgrounds of the Executive Officers and Directors of the Company:

S. Leslie Flegel has been a director, Chairman and Chief Executive Officer of the Company since its inception in March 1995. For more than 14 years prior thereto, Mr. Flegel was the principal owner and chief executive officer of Display Information Systems Company ("DISC"), a predecessor of the Company.

William H. Lee has been a director, President and Chief Operating Officer of the Company since its inception in March 1995. For approximately 14 years prior thereto, Mr. Lee was the principal owner and chief executive officer of Periodical Marketing and Management, Inc. ("PMM"), a predecessor of the Company.

John P. Watkins has served as Chief Administrative Officer and President-Retail Services since February 1, 1996. For more than 16 years prior thereto, Mr. Watkins served in several senior management positions with Food Lion, Inc., a seven billion dollar retail grocery chain. From September 1992 to July 1995, Mr. Watkins served as Senior Vice President and Chief Operating Officer and a member of the board of directors of Food Lion, Inc.

Dwight L. DeGolia has served as Executive Vice President of the Company since its commencement of operations in May 1995. For more than ten years prior thereto, Mr. DeGolia served as Executive Vice President of Sales and Marketing for DISC. From 1986 to 1993, Mr. DeGolia also served as a director of Advanced Marketing Services, a leading supplier of books to wholesale clubs.

W. Brian Rodgers has served as Assistant Secretary of the Company and Chief Financial Officer since October 1996. Prior to joining the Company, Mr. Rodgers practiced for seven years as a Certified Public Accountant with BDO Seidman, LLP.

Jason S. Flegel has served as Senior Vice President of RDA Operations since June 1996. Prior thereto, and since the Company's inception in March 1995, Mr. Flegel served as Vice President - Western Region. For more than two years prior thereto, Mr. Flegel was an owner and the Chief Financial Officer of DISC. Jason
S. Flegel is the son of S. Leslie Flegel.

Stephen E. Borjes has served as President of Front-End Merchandising Group since September, 1997. For more than 20 years, Mr. Borjes held several positions with Dixie News Co. ("Dixie News") and the News Group, which purchased Dixie News in 1994. His latest position at News Group was Vice President of Operations for the distribution centers in Charlotte and Winston- Salem, North Carolina, and Johnston City, Tennessee.

Timothy A. Braswell has been a director of the Company since it commenced operations in May 1995. He established Braswell Investment Company, a consultant and broker of wholesale magazine businesses in 1994 and is its owner. For more than five years prior thereto, Mr. Braswell was the principal owner and chief executive officer of City News Co. and Dixie News, each of which is a wholesale periodical company.

Harry L. "Terry" Franc, III, has been a director of the Company since it commenced operations in May 1995. Mr. Franc is one of the founders of Bridge Information Systems, Inc. ("BIS"), a global provider of information services to the securities industry and of BIS's subsidiary, Bridge Trading Company ("BTC"), a registered broker-dealer and member of the New York Stock Exchange. For more than 20 years, Mr. Franc served as a director and an Executive Vice President of BIS and an Executive Vice President of BTC.

Aron Katzman has served as a director of the Company since it commenced operations in May 1995. For more than five years prior to May 1994, when it was sold, Mr. Katzman served as the Chairman and Chief Executive Officer of Roman Company, a manufacturer and distributor of fashion custom jewelry. Mr. Katzman is a member of the board of directors of Phonetel Technologies, a company listed on the American Stock Exchange.

Randall S. Minix has served as a director of the Company since it commenced operations in May 1995. For more than six years, Mr. Minix has been the managing partner of Minix, Morgan & Company, L.L.P., an independent accounting firm headquartered in Greensboro, North Carolina.

         The Board consists of six members, each of whom serve in such capacity for a three year term or until a successor has been elected and qualified, subject to earlier resignation, removal or death. The number of directors comprising the Board may be increased or decreased by resolution adopted by the affirmative vote of a majority of the Board. The Company's Articles of Incorporation and Bylaws provide for three classes of directorships serving staggered three year terms such that one-third of the directors are elected at each annual meeting of shareholders. The terms of Messrs. Flegel and Lee will continue until the 1998 annual meeting of shareholders, the terms of Messrs. Katzman and Minix will continue until the 1999 annual meeting of shareholders and the terms of Messrs. Braswell and Franc will continue until the 2000 annual meeting of shareholders.

         The Board has established an Audit Committee, a Compensation Committee, a Finance Committee and an Acquisition Committee. The Audit Committee is comprised of two non-employee directors, presently Messrs. Minix and Katzman, and has the responsibility of recommending the firm that will serve as the Company's independent auditors, reviewing the scope and results of the audit and services provided by the Company's independent accountants, and meeting with the financial staff of the Company to review accounting procedures and policies. The Compensation Committee is comprised of three non-employee directors, presently Messrs. Katzman, Braswell and Franc, and has been given the responsibility of reviewing the financial records of the Company to determine overall compensation and benefits for executive officers of the Company and to establish and administer the policies which govern employee salaries and benefit plans. The Finance Committee is comprised of two directors, Messrs. Franc and Katzman. The Finance Committee has been given the responsibility of monitoring the Company's capital structure, reviewing available alternatives to satisfy the Company's liquidity and capital requirements and recommending the firm or firms which will provide investment banking and financial advisory services to the Company. The Company's Acquisition Committee is comprised of three directors, presently Messrs. Franc, Braswell and Katzman, and has been given the responsibility of monitoring the Company's search for attractive acquisition opportunities, consulting with members of management to review plans and strategies for the achievement of the Company's external growth objectives and recommending the firm or firms that will serve as advisors to the Company in connection with the evaluation of potential business combinations.

Executive Compensation

         The following table summarizes information concerning cash and non-cash compensation paid to or accrued for the benefit of the named executive officers for all services rendered in all capacities to the Company and its predecessors.

                                                   SUMMARY COMPENSATION TABLE

                                                        Annual Compensation
Name of Principal                                                                     Other Annual
   Position                                 Year          Salary         Bonus      Compensation(a)
S. Leslie Flegel                            1998       $ 255,000        $ 96,300        $ 25,643
 Chairman and Chief Executive               1997         227,500         176,398          30,624
 Officer                                    1996         200,000          26,543          30,995

William H. Lee                              1998       $ 255,876        $ 60,000        $ 12,629
 President and Chief Operating              1997         224,830          30,000          13,944
 Officer                                    1996         192,646               -          19,006

Dwight L. DeGolia                           1998       $ 150,000        $ 29,200         $10,777
 Executive Vice President                   1997         140,000           4,773          11,223
                                            1996         134,884               -          16,739

John P. Watkins                             1998       $ 150,000        $ 25,000         $ 9,986
  Chief Administrative Officer and          1997         150,000               -          11,891
  President-Retail Services                 1996               -               -               -

Robert B. Dixon(b)                          1998       $ 150,000        $  5,500        $ 12,797
 Executive Vice President and               1997         150,000               -          13,907
 President-Periodical Information           1996         114,000        $ 50,000           5,458
 Management


(a) Reflects personal benefits derived by Messrs. Flegel, Lee, DeGolia, Watkins and Dixon primarily in connection with personal use of Company automobiles, country club membership dues and life insurance premiums. In fiscal 1998 the estimated incremental cost to the Company of the use by Messrs. Flegel, Lee, DeGolia, Watkins and Dixon of Company automobiles was $9,566, $8,523, $6,312, $7,800 and $8,597, respectively. In fiscal 1997, such cost to the Company was $10,339, $8,650, $6,090, $7,800 and $8,597, respectively. In fiscal 1996, such cost was $11,444, $6,234, $6,360, $-0-, and $3,158, respectively.

         In fiscal 1998, the estimated incremental cost to the Company of the membership dues paid on behalf of Messrs. Flegel, Lee, DeGolia, Watkins and Dixon was $6,984, $1,050, $4,465, $1,425 and $4,200, respectively.
         In fiscal 1997, such cost to the Company was $11,192, $2,239, $5,133, $3,330 and $5,310, respectively. In fiscal 1996, such cost was $11,503, $4,738, $4,751, $-0- and $2,300, respectively.

         In fiscal 1998, the estimated incremental cost to the Company of life insurance premiums paid on behalf of Messrs. Flegel, Lee, DeGolia, Watkins and Dixon was $9,093, $3,056, $-0-, $761 and $-0-,
         respectively. In fiscal 1997, such cost to the Company was $9,093, $3,056, $-0-, $761 and $-0-, respectively. In fiscal 1996, such cost was $8,048, $8,033, $5,628, $-0- and $-0-, respectively.

(b)      Regrettably, Mr. Dixon died on February 26, 1998.

                                       27


                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR
                                INDIVIDUAL GRANTS


                         Number of         % of Total
                        Securities        Options/SARs
                        Underlying         Granted to         Exercise or
                       Options/SARs       Employees in         Base Price        Expiration
           Name           Granted          Fiscal Year          ($/Sh)             Date
           ----           -------         ------------         --------           -----

S. Leslie Flegel         89,256(1)             27%                $1.66           5-14-02
William H. Lee           49,091(2)             15%                $2.66           6-24-02
Dwight L. DeGolia        10,909(3)             3%                 $2.42           6-24-07
John P. Watkins          13,636(3)             4%                 $2.42           6-24-07
                         74,380(4)             23%                $5.60           2-01-01
Robert B. Dixon              0                  0                  N/A              N/A

----------------------------

(1) Options were granted May 15, 1997 and are exercisable as follows: 29,752 on or after May 15, 1998, 29,752 on or after May 15, 1999 and 29,752 on or after May 15, 2000.
(2) Options were granted June 25, 1997 and are exercisable as follows:16,364 on or after June 25, 1998, 16,364 on or after June 25, 1999, and 16,363 on or after June 25, 2000.
(3) Options were granted June 25, 1997 and are exercisable 20% a year, cumulatively, for a period of five years.
(4) Options were granted June 25, 1997 and are exercisable as follows: 24,793, immediately, 16,529 on or after February 1, 1998, 16,529 on or after February 1, 1999, and 16,529 on or after February 1, 2000.


               AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                            AND FYE OPTION/SAR VALUES

                                                                    Number of             Value of Unexercised
                                                                  Unexercised                In-the Money
                                                              Option/SARs at Fiscal         Options/SARs at
                            Shares                                Year End (#)            Fiscal Year End ($)
                          Acquired on            Value            Exercisable/                Exercisable/
           Name          Exercise (#)        Realized ($)         Unexercisable              Unexercisable
           ----          ------------        ------------         -------------              -------------
S. Leslie Flegel               0                   0                0/89,256                   0/309,272
William H. Lee                 0                   0                0/49,091                   0/121,009
Dwight L. DeGolia              0                   0               2,182/8,727                5,902/23,607
John P. Watkins                0                   0              27,520/60,496               7,377/29,509
Robert B. Dixon                0                   0                   0/0                        0/0

Director Compensation

         Under the Company's present policy, each director of the Company who is not also an employee of the Company receives $1,000 payable in shares of Common Stock, with the exception of Mr. Minix, who is paid in cash, for each meeting of the Board attended. Directors are also entitled to be reimbursed for expenses incurred by them in attending meetings of the Board and its committees.

Employment Agreements with Named Executive Officers.

         Under the terms of a written agreement with the Company, Dwight L. DeGolia has agreed to refrain from disclosing information confidential to the Company or engaging directly or indirectly, in any activity which is competitive with the business of the Company during the term of his employment and for two years thereafter.

         In October 1997, the Company entered into separate employment agreements with S. Leslie Flegel, William H. Lee and W. Brian Rodgers, each of which expires January 31, 1999 (subject to renewal). Under the agreements, Mr. Flegel will serve as the Chairman of the Board and Chief Executive Officer of the Company in exchange for annual base compensation of $255,000, Mr. Lee will serve as President and Chief Operating Officer of the Company in exchange for annual base compensation of $240,573, and W. Brian Rodgers will serve as Chief Financial Officer of the Company in exchange for annual base compensation of $100,000, subject to annual adjustment by the Compensation Committee of the Board (the "Base Compensation"). In the event the employment of any such person with the Company is terminated for reasons other than for cause, permanent disability or death or there occurs a significant reduction in the position, duties or responsibilities thereof (a "Termination") within two years following a "Change of Control" (as defined in the agreement and which does not include this offering), the discharged person will be entitled to an additional bonus of 300% of his then current annual Base Compensation. Such person also will agree to refrain from disclosing information confidential to the Company or engaging, directly or indirectly, in the rendition of services competitive with those offered by the Company during the term of his employment agreement and for two years thereafter, without the prior written consent of the Company.

Certain Relationships and Related Transactions.

         From time to time, the Company and its predecessors have engaged in various transactions with its directors, executive officers and other affiliated parties. The following paragraphs summarize certain information concerning such transactions and relationships which have occurred during the past two fiscal years or which are presently proposed.

         Predecessor Transactions

         S. Leslie Flegel, Chairman and Chief Executive Officer of the Company and Dwight L. DeGolia, Executive Vice President of the Company, have from time to time received cash advances from the Company and DISC, a subchapter S predecessor of the Company. The largest aggregate amount of such indebtedness outstanding at any time since February 1, 1997 was $270,675 and $22,093, respectively. In October, 1997, Mr. Flegel repaid in full all indebtedness due by him to the Company. As a result, at January 31, 1998, such outstanding balances were $-0- and $22,093, respectively. All advances to Mr. DeGolia are evidenced by promissory notes in favor of the Company. Such notes bear interest at rates varying from 6.96% to 7.34% per annum and mature from 2001 to 2003.

         On June 28, 1991, PMM entered into a written lease with 711 Gallimore Partnership in which Mr. William H. Lee, President and Chief Operating Officer of the Company, is a partner, whereby 711 Gallimore Partnership leases to the Company certain office space in High Point, North Carolina. The lease, as amended in January 1996, provides for annual rent of $168,072 and expires in 2012. In fiscal 1998 and 1997, the Company paid 711 Gallimore Partnership $174,888 and $157,498, respectively, in rent.

         Company Transactions

         Data-Pros, Inc. ("Data-Pros"), a corporation in which Mr. Lee is a shareholder, provided the Company with data processing services. In fiscal 1997, the Company paid Data-Pros $274,893 for such services. On January 1, 1997, the Company purchased the assets of Data-Pros for $45,000.

         2532 Partnership, a North Carolina partnership in which Mr. Lee is a partner, has occasionally provided the Company with the use of an airplane. In fiscal 1998, the Company paid 2532 Partnership $11,692 in consideration for the use of the airplane.

         In July, 1997, the holders of the Company's 1996 Series 7% Convertible Preferred Stock exchanged all 5,600 outstanding shares for 186,667 shares of Common Stock at an effective exchange price of $3.00 per share and non-transferable warrants, expiring in 2000, to purchase 310,709 shares of Common Stock at an exercise price of $3.00 per share.

         In September 1997, the Company issued to Messrs. Katzman, Franc and Braswell, non-transferable warrants, expiring in 2000, to purchase an aggregate of 89,289 shares of Common Stock at an exercise price of $3.00 per share. Such warrants will vest at a rate of 25% on August 1, 1998, 25% on November 1, 1998, 25% on February 1, 1999 and 25% on May 1, 1999.

         The terms of the foregoing transactions were not negotiated on an arms-length basis, but were ratified by a majority of the independent and disinterested outside directors who had access, at the Company's expense, to the Company's legal counsel. All future transactions between the Company and its officers, directors, principal shareholders and affiliates will be approved by a majority of the independent and disinterested outside directors, who will have access, at the Company's expense, to the Company's legal counsel, and must be on terms no less favorable to the Company than could be obtained from unaffiliated third parties under similar circumstances.

                       PRINCIPAL AND SELLING SHAREHOLDERS

         The following table sets forth certain information as of March 5, 1998, concerning the beneficial ownership of the Company's Common Stock by: (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (ii) all directors, (iii) each executive officer named in the Summary Compensation Table contained in this Prospectus, and (iv) all directors and executive officers of the Company as a group. Each person named has sole voting and investment power with respect to the shares indicated, except as otherwise stated in the notes to the table:


                                            Beneficial Ownership       Number of Shares      Beneficial Ownership
                                              Prior to Offering          Being Offered        After the Offering
 Name and Address                           --------------------       ----------------      --------------------
of Beneficial Owner                          Amount        Percent                             Amount      Percent
-------------------                          ------        -------                             ------      -------
S. Leslie Flegel                           1,361,470         17.0%             125,000        1,236,470      13.0%
   11644 Lilburn Park Road
   St. Louis, Missouri 63146

William H. Lee                             1,095,615         13.7              130,000          965,615      10.1
   711 Gallimore Dairy Road
   High Point, North Carolina 27265

Cameron Capital Ltd.                         712,829(a)       8.6              100,000        612,829(a)      6.2
   10 Cavendish Road
   Hamilton, HM 19, Bermuda

Timothy A. Braswell                          473,131          5.9              100,000          373,131       3.9
   711 Gallimore Dairy Road
   High Point, North Carolina 27265

Aron Katzman                                 129,941          1.6                               129,941       1.4
   10 Layton Terrace
   St. Louis, Missouri 63124

Dwight L. DeGolia                            149,340(b)       1.9               35,000(c)       114,340(b)    1.2
   11644 Lilburn Park Road
   St. Louis, Missouri 63146

Jason S. Flegel                              148,430(d)       1.9               10,000          138,430(d)    1.5
   711 Gallimore Dairy Road
   High Point, North Carolina  27265

Harry L. Franc, III                           33,238          *                                  33,238       *
   19 Briarcliff
   St. Louis, Missouri 63124

John P. Watkins                               44,049(e)       *                                  44,049(e)    *
   711 Gallimore Dairy Road
   High Point, North Carolina  27265


                                       30


Randall S. Minix                             8,485            *                                   8,485       *
   5502 White Blossom Drive
   Greensboro, North Carolina 27410

All directors and
executive officers
as a group (11 persons)                  3,449,881(f)        42.7              400,000        3,049,881(f)   31.9

   *Less than 1%

(a) Includes exercisable options to acquire 300,000 shares of Common Stock at an exercise price of $3.00 per share.

(b) Includes exercisable options to acquire 2,182 shares of Common Stock at an exercise price of $2.42 per share.

(c) A portion of the proceeds from the sale of such shares will be used to repay in full the indebtedness of Mr. DeGolia to the Company. Accordingly, the Company will indirectly receive the proceeds from the sale of these shares. Mr. DeGolia is the Executive Vice President of the Company. See "MANAGEMENT."

(d) Includes exercisable options to acquire 1,819 shares of Common Stock at an exercise price of $2.42 per share.

(e) Includes exercisable options to acquire 8,930 shares of Common Stock at an exercise price of $3.00 per share.

(f) Includes exercisable options not listed separately above to acquire 6,182 shares of Common Stock at an exercise price of $2.42 per share.


                          DESCRIPTION OF CAPITAL STOCK

Authorized and Outstanding Capital Stock

         The Company's Articles of Incorporation (the "Articles") provide for authorized capital of 18,528,925 shares, consisting of 16,528,925 shares of Common Stock, $0.01 par value per share and 2,000,000 shares of preferred stock, $0.01 par value per share ("Preferred Stock"). At March 5, 1998, 8,016,367 shares of Common Stock and no shares of Preferred Stock were outstanding. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Articles.

Common Stock

         The holders of Common Stock are entitled to cast one vote for each share of record on all matters to be voted on by shareholders, including the election of directors. The Company's Articles (and Bylaws) provide for a classified Board with three classes serving staggered three year terms so that approximately one-third of the directors will be elected at each annual meeting. This provision could have the effect of delaying, deferring or preventing a change in control of the Company. Subject to payment or provision for full cumulative dividends in respect of any outstanding shares of Preferred Stock, the holders of Common Stock are entitled to receive dividends when and if declared by the Board out of legally available funds. In the event of liquidation, dissolution or winding up of the affairs of the Company, the holders of the Common Stock are entitled to share ratably in all remaining assets available for distribution to them after the payment of liabilities and after provision has been made for each class of stock, including the Preferred Stock, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions generally applicable to the Common Stock.

Preferred Stock

     The Company is  authorized  to issue up to  2,000,000  shares of  Preferred
Stock. The Board has the authority to issue Preferred Stock in one or more series and to fix the number of shares constituting any such series, the voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rights, dividend rate, terms of redemption, redemption price or prices, conversion and voting rights and liquidation preferences of the shares constituting any series, without any further vote or action by the shareholders of the Company. The issuance of Preferred Stock by the Board could adversely affect the rights of holders of Common Stock. For example, issuance of Preferred Stock could result in a series of securities outstanding that would have preferences over the Common Stock with respect to dividends and in liquidation and that could (upon conversion or otherwise) enjoy all of the rights appurtenant to the Common Stock.

         The authority possessed by the Board to issue Preferred Stock could potentially be used to discourage attempts by others to obtain control of the Company through merger, tender offer, proxy or consent solicitation or otherwise by making such attempt more difficult to achieve or more costly. The Board may issue Preferred Stock without shareholder approval and with voting rights that could adversely affect the voting power of holders of Common Stock.

Transfer Agent and Registrar

         The Transfer Agent and Registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C.

         CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS

         The Articles and Bylaws of the Company contain certain provisions regarding the rights and privileges of shareholders, some of which may have the effect of discouraging certain types of transactions that involve an actual or threatened change of control of the Company, diminishing the opportunities for a shareholder to participate in tender offers, including tender offers at a price above the then current market value of the Common Stock or over a shareholder's cost basis in the Common Stock, and inhibiting fluctuations in the market price of the Common Stock that could result from takeover attempts. These provisions of the Articles and Bylaws are summarized below.

Size of Board, Election of Directors and Classified Board

         The Articles provide that the number of directors shall be fixed from time to time as provided in the Bylaws. The Bylaws provide for a minimum of three and a maximum of nine persons to serve on the Board. The number of directors may be increased or decreased by a resolution adopted by the affirmative vote of a majority of the Board. The Articles further provide that the Board may amend the Bylaws by action taken in accordance with such Bylaws, except to the extent that any matters under the Articles or applicable law are specifically reserved to the shareholders.

         The Bylaws provide that the Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and one of each such classes shall be elected each year to serve for a three-year term.

Shareholder Nominations and Proposals

         The Company's Bylaws provide for advance notice requirements for shareholder nominations and proposals at annual meetings of the Company. Shareholders may nominate directors or submit other proposals only upon written notice to the Company not less than 120 days nor more than 150 days prior to the date of the notice to shareholders of the previous year's annual meeting. A shareholder's notice also must contain certain additional information, as specified in the Bylaws. The Board may reject any proposals that are not made in accordance with the procedures set forth in the Bylaws or that are not proper subjects of shareholder action in accordance with the provisions of applicable law.

Calling Shareholder Meetings; Action by Shareholders Without a Meeting

         Matters to be acted upon by the shareholders at special meetings are limited to those which are specified in the notice thereof. A special meeting of shareholders may be called by the Board, the Chairman or the President of the Company or at the request in writing of shareholders holding at least ten percent (10%) of the outstanding shares entitled to vote at such meeting. As required by Missouri law, the Bylaws provide that any action by written consent of shareholders in lieu of a meeting must be signed by the holders of all outstanding shares of Common Stock.

     The foregoing provisions contained in the Articles and Bylaws are designed in part to make it more difficult and time consuming to obtain majority control of the Board or otherwise to bring a matter before shareholders without the Board's consent, and therefore to reduce the vulnerability of the Company to an unsolicited takeover proposal. These provisions are designed to enable the Company to develop its business in a manner which will foster its long-term growth without the threat of a takeover not deemed by the Board to be in the best interests of the Company and its shareholders, and to reduce, to the extent practicable, the potential disruption entailed by such a threat. However, these provisions may have an adverse effect on the ability of shareholders to influence the governance of the Company and the possibility of shareholders receiving a premium above the market price for their securities from a potential acquirer who is unfriendly to management.

Indemnification of Directors and Officers

         Sections 351.355(1) and (2) of The General and Business Corporation Law of the State of Missouri provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of the person's duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses. Section 351.355(3) provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or in defense of any claim, issue or matter therein, the person shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by such person in connection with such action, suit or proceeding. Section 351.355(7) provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) of
(2), provided such additional indemnification is authorized by the corporation's articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct or which involves an accounting for profits pursuant to Section 16(b) of the Exchange Act. Paragraph 9 of the Articles of Incorporation of the Company permits the Company to enter into agreements with its directors, officers, employees and agents to provide such indemnification as deemed appropriate. Paragraph 9 also provides that the Company may extend to its directors and executive officers such indemnification and additional indemnification.

         The Company has entered into an indemnification agreements with certain of its directors and officers. The form of indemnity agreement provides that each such person will be indemnified to the full extent permitted by applicable law against all expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement of any threatened, pending or completed action, suit or proceeding, on account of his services as a director and officer of the Company or any other company or enterprise in which he is serving at the request of the Company, or as a guarantor of any debt of the Company. To the extent the indemnification provided under the agreement exceeds that permitted by applicable law, such indemnification may be unenforceable or may be limited to the extent it is found by a court of competent jurisdiction to be contrary to public policy.

         The Company has procured and intends to maintain a policy of insurance under which the directors and officers of the Company will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Based on shares outstanding as of March 5, 1998, the Company will have outstanding 9,516,367 shares of Common Stock upon completion of this offering. Of the shares, approximately 6,124,557 shares, including those offered for sale in this offering, will be tradeable without restriction under the Securities Act. The remaining 3,391,810 shares of Common Stock held by existing shareholders are "restricted" within the meaning of Rule 144. Subject to compliance with the provisions of Rule 144, all of such shares presently are eligible for sale to the public, notwithstanding the fact that such shares have not been registered under the Securities Act.

         In general, under Rule 144 as currently in effect, an affiliate of the Company, or a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year but less than two years, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of common stock (approximately 95,000 shares immediately after this offering) or
(ii) the average weekly trading volume during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least two years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above.

         In accordance with the provisions of an agreement which each director, executive officer and holder of more than 5% of the Common Stock has executed and delivered to the Representative, certain restrictions prohibiting the sale of the 4,208,104 shares of Common Stock beneficially held by such persons have been imposed. The restrictions imposed by these agreements remain in effect for a period ending on October 7, 1998 and for a period of 12 months thereafter, such persons are prohibited from selling more than twenty-five percent (25%) of such shares in any calendar quarter, subject in some cases to the volume and other conditions of Rule 144. The agreements to be executed by the existing directors, officers, and shareholders of the Company will have no effect on the date on which shares become eligible for sale pursuant to Rule 144.

                                  UNDERWRITING

         The Underwriters named below, for whom Donald & Co. Securities Inc. is acting as representative (the "Representative"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company and the Selling Shareholders a total of 2,000,000 shares of Common Stock. The number of shares of Common Stock that each Underwriter has agreed to purchase is set forth opposite its name:

                                                                Number of
                 Underwriter                                     Shares
         Donald & Co. Securities Inc.

                                                                2,000,000


         The Underwriting Agreement provides that the obligations of the Underwriters are subject to approval of certain legal matters by counsel to the Underwriters and various other conditions precedent, and that the Underwriters are obligated to purchase all of the shares of Common Stock offered by this Prospectus (other than the shares of Common Stock covered by the over-allotment option described below), if any are purchased.

         The  Company  has  been   advised  by  the   Representative   that  the
Underwriters propose to offer the shares of Common Stock to the public at the initial offering price set forth on the cover page of this Prospectus and to certain dealers (who may include Underwriters) at that price less a concession not in excess of $_____ per share of Common Stock. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $_____ per share of Common Stock to certain other dealers. After the initial public offering, the offering price and other selling terms may be changed by the Representative.

         The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

         The Company has also agreed to pay to the Representative an expense allowance on a nonaccountable basis equal to $33,000 plus 1% of the gross proceeds derived from the sale of the shares of Common Stock underwritten.

         The Selling Shareholders have granted to the Representative an option, exercisable during the 45-day period after the date of this Prospectus, to purchase from the Selling Shareholders at the offering price, less underwriting discounts and a nonaccountable expense allowance of 0.5%, up to an aggregate of 300,000 additional shares of Common Stock for the sole purpose of covering over-allotments, if any.

         The Representative acted as underwriter in connection with the Company's October 1997 public offering of 2,000,000 shares of Common Stock. As compensation for such services, the Representative received (a) $640,000 in underwriting discounts, (b) a non-accountable expense allowance of $160,000, (c) a warrant to purchase up to 200,000 shares of Common Stock at an exercise price of $4.80 per share, subject to adjustment, exercisable over a four-year period commencing on October 7, 1998, (d) a contractual right to provide financing consulting services to the Company until October 7, 1999 for a total fee of $72,000, (e) the right (as described below) to have a designee present at meetings of the Board and each of its committees, and to receive the same compensation as a result thereof as is payable to directors of the Company, and
(f) a right of first refusal exercisable until October 7, 2000 to act as underwriter or placement agent in any public or private offerings of equity or debt securities by the Company or its affiliates.

         The Company has granted the Representative for a period ending on October 7, 2000 the right to have the Representative's designee present at meetings of the Board and each of its committees subject to the right of the Company to exclude such designee under certain circumstances. Such designee will be entitled to the same notices and communications sent by the Company to its directors and to attend directors' and committees' meetings, but will not be entitled to vote thereat. Such designee will also be entitled to receive the same compensation payable to directors as members of the Board and its committees and all reasonable expenses in attending such meetings. The Representative has not named such designee as of the date of this Prospectus.

         In connection with this offering, the Company has agreed to sell to the Representative, for nominal consideration, the right to purchase up to an aggregate of 200,000 shares of Common Stock (the "Representative's Warrants"). The Representative's Warrants are exercisable initially at $7.18 per share of Common Stock (the "Exercise Price") for a period of four years commencing one year from the date hereof. The Representative's Warrants contain antidilution provisions providing for adjustment of the Exercise Price upon the occurrence of certain events, including (i) the issuance of Common Stock, or securities exercisable or convertible into Common Stock, at a price less than the Exercise Price and (ii) any recapitalization, reclassification, stock dividend, stock split, stock combination or similar transaction. In addition, the
Representative's Warrants grant to the holders thereof certain demand and "piggyback" rights for periods of four and six years, respectively, commencing one year from the date of this Prospectus with respect to the registration under the Securities Act of the Common Stock issuable upon exercise of the Representative's Warrants.

         Upon closing of this offering, the Company and the Representative have agreed (a) to terminate the right of first refusal previously granted to the Representative by the Company, and (b) to extend the engagement of the Representative as financial consultant to the Company for an additional two year period.

         In connection with this offering, certain Underwriters and selling group members (if any) who are qualified market makers on The Nasdaq Stock Market may engage in passive market making transactions in the Common Stock on The Nasdaq Stock Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended, during the five business days prior to the pricing of the offering before the commencement of offers or sales of the Common Stock. Passive market makers must comply with applicable volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

         Certain persons participating in this offering may overallot or effect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids or effecting syndicate covering transactions. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the common stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. Such transactions may be effected on The Nasdaq Stock Market, in the over-the-counter market, or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

                                  LEGAL MATTERS

         The validity of the Securities offered hereby and certain other legal matters in connection with the sale of the shares of Securities offered hereby will be passed upon for the Company by Gallop, Johnson & Neuman, L.C., St. Louis, Missouri. Certain legal matters relating to this offering will be passed upon for the Underwriters by Parker Duryee Rosoff & Haft, a professional corporation.

                                     EXPERTS

         The financial statements included in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange of 1934 as amended (the "Exchange Act"), and in accordance therewith files reports, proxy or information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy or information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, Suite 1500, New York, New York 10048; and Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the public reference section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549 or retrieved electronically via the internet at the Commission's web site (http://www.sec.gov). In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of The Nasdaq Stock Market, 1735 K Street N.W., Washington, D.C. 20549 on which the Common Stock is quoted. The Company has filed with the Commission a registration statement on Form SB-2 herein,
(together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

           THE SOURCE INFORMATION MANAGEMENT COMPANY AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          Page

Audited Consolidated Financial Statements

 The Report of the Independent Certified Public Accountants                F-2

 Consolidated Balance Sheet as of January 31, 1998                         F-3

 Consolidated Statements of Operations for the fiscal years
 ended January 31, 1998 and 1997                                           F-5

 Consolidated Statements of Stockholders' Equity                           F-6

 Consolidated Statements of Cash Flows for the fiscal years
 ended January 31, 1998 and 1997                                           F-7

 Summary of Accounting Policies                                            F-9

 Notes to Financial Statements                                            F-12

Item 7.  Consolidated Financial Statements.

The Report of the Independent Certified Public Accountants


Board of Directors
The Source Information Management Company
St. Louis, Missouri

We have audited the consolidated balance sheet of The Source Information Management Company as of January 31, 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended January 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Source Information Management Company at January 31, 1998 and the results of its operations and its cash flows for each of the two years in the period ended January 31, 1998 in conformity with generally accepted accounting principles.



                                                /s/ BDO Seidman, LLP
St. Louis, Missouri
March 27, 1998

                    THE SOURCE INFORMATION MANAGEMENT COMPANY
                                                      Consolidated Balance Sheet

                                                                January 31, 1998
--------------------------------------------------------------------------------

Assets (Note 2)

Current

     Cash                                                     $         31,455

     Trade receivables (net of allowance for
        doubtful accounts of $460,898) (Note 9)                     18,874,764

     Income taxes receivable                                           492,688

     Notes receivable - officers (Note 1)                                7,351

     Other current assets                                              187,876

-------------------------------------------------------------------------------
Total Current Assets                                                19,594,134
-------------------------------------------------------------------------------
Office equipment and furniture (Note 3)                              2,249,688

Less accumulated depreciation and amortization                       1,445,005

-------------------------------------------------------------------------------
Net Office Equipment and Furniture                                     804,683
-------------------------------------------------------------------------------

Other Assets

     Notes receivable - officers (Note 1)                               14,742

     Goodwill, net of accumulated amortization
       of $250,579 (Note 7)                                          3,227,354

     Other                                                             166,944
-------------------------------------------------------------------------------
Total Other Assets                                                   3,409,040
-------------------------------------------------------------------------------
                                                              $     23,807,857
-------------------------------------------------------------------------------


              See accompanying summary of accounting policies and notes to consolidated financial statements.

                                      THE SOURCE INFORMATION MANAGEMENT COMPANY
                                                     Consolidated Balance Sheet
                                                              January  31, 1998
-------------------------------------------------------------------------------

Liabilities and Stockholders' Equity

Current

     Checks issued against future deposits                            132,189

     Accounts payable and accrued expenses                            680,055

     Due to retailers (Note 10)                                       993,846

     Deferred income taxes (Note 6)                                   769,000

     Current maturities of long-term debt
       (Note 2)                                                        30,997
------------------------------------------------------------------------------
Total Current Liabilities                                           2,606,087
------------------------------------------------------------------------------
Long-term Debt, less current maturities
  (Note 2)                                                          8,604,057
------------------------------------------------------------------------------
Deferred Income Taxes (Note 6)                                        103,000
------------------------------------------------------------------------------
Total Liabilities                                                  11,313,144
------------------------------------------------------------------------------

Commitments (Notes 3 and 4)
------------------------------------------------------------------------------

Preferred Stock, $.01 par - shares authorized,
  2,000,000; outstanding, none (Note 8)                                    -


Stockholders' Equity

     Common Stock, $.01 par - shares authorized,
       16,528,925; outstanding 8,016,367 (Note 11)                     80,163


     Additional paid-in-capital                                    10,513,949

     Retained earnings                                              1,900,601

------------------------------------------------------------------------------
Total Stockholders' Equity                                         12,494,713
------------------------------------------------------------------------------
                                                             $     23,807,857
------------------------------------------------------------------------------


              See accompanying summary of accounting policies and notes to consolidated financial statements.

                                       THE SOURCE INFORMATION MANAGEMENT COMPANY

                                           Consolidated Statements of Operations


Years Ended January 31,                           1998                   1997
--------------------------------------------------------------------------------

Service Revenues                          $    11,795,496        $    7,056,270
Merchandise Revenues                                8,348               242,177
--------------------------------------------------------------------------------
                                               11,803,844             7,298,447
--------------------------------------------------------------------------------
Cost of Service Revenues                        5,827,933             4,862,207
Cost of Merchandise Sold                           32,720               202,381
--------------------------------------------------------------------------------
                                                5,860,653             5,064,588
--------------------------------------------------------------------------------
                                                5,943,191             2,233,859
Selling, General and Administrative
  Expense (Notes 1, 3 and 4)                    2,350,622             2,904,372
--------------------------------------------------------------------------------
Operating Income (Loss)                         3,592,569             (670,513)
--------------------------------------------------------------------------------
Other Income (Expense)
            Interest income                        21,164                30,628
            Interest expense                    (714,404)             (311,737)
            Other                                (79,321)              (28,883)
--------------------------------------------------------------------------------
Total Other Income (Expense)                    (772,561)             (309,992)
--------------------------------------------------------------------------------
Income (Loss) Before Income Taxes               2,820,008             (980,505)
Income Tax (Expense) Benefit (Note 6)         (1,231,000)               377,188
--------------------------------------------------------------------------------
Net Income (Loss)                         $     1,589,008        $    (603,317)
--------------------------------------------------------------------------------

Earnings (Loss) per Share - Basic         $          0.23        $       (0.11)
--------------------------------------------------------------------------------

Weighted Average Number of Shares
  Outstanding - Basic                           6,561,761             5,557,223
--------------------------------------------------------------------------------

Earnings (Loss) per Share - Diluted       $          0.22        $       (0.11)
--------------------------------------------------------------------------------

Weighted Average Number of Shares
  Outstanding - Diluted                         6,693,666             5,557,223
--------------------------------------------------------------------------------


              See accompanying summary of accounting policies and notes to consolidated financial statements.


                                      THE SOURCE INFORMATION MANAGEMENT COMPANY

                                Consolidated Statements of Stockholders' Equity
                                  As Restated For Reverse Stock Split (Note 11)


                                                                           Additional                          Total
                                                        Common Stock       Paid - in         Retained      Stockholders'

                                          ------------------------------
                                              Shares         Amount         Capital          Earnings         Equity
---------------------------------------------------------------------------------------------------------------------------

Balance, January 31, 1996                      5,268,090     $   52,681    $     988,021    $     976,924    $   2,017,626



Issuance of Common Stock                           6,612             66           29,934                 -          30,000

Conversion of 7% Preferred Stock to Common
Stock                                            349,750          3,498        1,396,071                 -       1,399,569

Issuance of Common Stock to purchase
Magazine Marketing, Inc. (Note 7)                 82,644            826          249,174                -          250,000

Issuance of Common Stock in payment
of services                                       12,506            125           51,625                 -          51,750

Dividend on Preferred Stock                        7,863             79           42,382           (42,467)            (6)

Net loss for the year                                  -              -                -        (603,317)        (603,317)
---------------------------------------------------------------------------------------------------------------------------

Balance, January 31, 1997                      5,727,465     $   57,275    $   2,757,207    $     331,140    $   3,145,622

Issuance of Common Stock (Note 11)             2,000,000         20,000        6,700,602                -        6,720,602

Issuance of Common Stock in payment of
services                                           1,811             18            7,982                -            8,000

Issuance of Common Stock for exercise of
stock options                                      2,182             21            5,259                -            5,280

Dividend on Preferred Stock                        6,381             64           19,480         (19,547)              (3)

Exchange of 7% Preferred Stock to Common
Stock (Note 8)                                   186,667          1,867          520,639                -          522,506

Redeemable Common Stock converted to
Common Stock (Note 7)                             91,938            919          502,901                -          503,820

Purchase fractional shares from reverse
stock split                                         (77)            (1)            (321)                -            (322)

Issuance of Common Stock Warrants                      -              -              200                -              200

Net income for the year                                -              -                -        1,589,008        1,589,008
---------------------------------------------------------------------------------------------------------------------------

Balance, January 31, 1998                      8,016,367     $   80,163    $  10,513,949    $   1,900,601    $  12,494,713
---------------------------------------------------------------------------------------------------------------------------

              See accompanying summary of accounting policies and notes to consolidated financial statements.


                                      THE SOURCE INFORMATION MANAGEMENT COMPANY
                                          Consolidated Statements of Cash Flows

Years Ended January 31,                                               1998                    1997
-----------------------------------------------------------------------------------------------------
Operating Activities

     Net income (loss)                                        $    1,589,008            $   (603,317)

     Adjustments to reconcile net cash

       provided by operating activities:

          Depreciation and amortization                              432,632                 246,599

          Loss on disposition of equipment                             1,338                     299

          Provision for losses on accounts
            receivable                                                97,311                 224,387

          Impairment of investment in limited
            partnership                                               20,000                  20,000

          Deferred income taxes                                      470,000                (259,064)

          Services received in exchange for
            Common Stock                                               8,000                  51,750

          Changes in assets and liabilities:
              Increase in accounts receivable                     (5,537,689)             (8,789,885)
              Increase in other assets                              (421,882)               (230,004)
              (Decrease) increase in checks issued
                 against future deposits                          (3,093,479)              3,225,668
              Increase (decrease) in accounts payable
                and accrued expenses                                 120,614                (513,110)
              Increase in amounts due customers                      794,271                 116,120
-----------------------------------------------------------------------------------------------------
Cash Used in Operating Activities                                 (5,519,876)             (6,510,557)
-----------------------------------------------------------------------------------------------------
Investment Activities

     Acquisition of Mike Kessler and Associates,
       Inc., net of cash acquired                                   (608,650)                      -

     Acquisition of Magazine Marketing, Inc.                              -                 (275,000)

     Capital expenditures                                           (344,847)               (276,729)

     Loans to officers                                               (10,000)                      -

     Collection on officers notes receivable                         221,485                  29,715

     Collections from related party                                       -                   53,171

     Proceeds from sale of fixed assets                                2,000                       -

     Increase in cash surrender value of
       life insurance                                                (55,333)                (32,740)
     Proceeds from surrender of life
       insurance policies                                             83,959                       -
-----------------------------------------------------------------------------------------------------
Cash Used in Investing Activities                                   (711,386)               (501,583)
-----------------------------------------------------------------------------------------------------

              See accompanying summary of accounting policies and notes to consolidated financial statements.

                                      THE SOURCE INFORMATION MANAGEMENT COMPANY

                                          Consolidated Statements of Cash Flows

Years Ended January 31,                                  1998              1997
--------------------------------------------------------------------------------

Financing Activities

     Proceeds from issuance of Common
       Stock                                         6,720,602           30,000

     Proceeds from issuance of Preferred
       Stock                                                 -        1,922,075

     Borrowings under credit facility               37,777,000        9,791,000

     Principal payments on credit facility         (36,303,000)      (2,756,121)

     Borrowings under short-term debt
       agreements                                            -        2,836,366

     Repayments under short-term debt
       agreements                                   (2,221,961)      (4,550,081)

     Other financing activities                           5,155              (6)

--------------------------------------------------------------------------------
Cash Provided by Financing Activities                 5,977,796        7,273,233

--------------------------------------------------------------------------------

(Decrease) Increase in Cash                           (253,466)          261,093

Cash, beginning of period                               284,921           23,828

--------------------------------------------------------------------------------

Cash, end of period                                  $   31,455      $   284,921

--------------------------------------------------------------------------------


              See accompanying summary of accounting policies and notes to consolidated financial statements.

                                      THE SOURCE INFORMATION MANAGEMENT COMPANY

                                                 Summary of Accounting Policies


Basis of             The  consolidated  financial  statements   of  The  Source
Presentation         Information  Management  Company  reflect  the accounts of companies  formerly  known as Display  Information  Systems
                     Corporation (DISC), Periodical Management & Marketing, Inc.
                     (PMM) and  Dixon's  Modern  Marketing  Concepts,  Inc.  and
                     Tri-State  Stores,  Inc.  (MMC).  DISC  and PMM  merged  on
                     February 1, 1995 and the net assets of MMC were merged on June 15, 1995.

Business The Source Information Management Company (the Company) is a provider of merchandise management information and related services primarily in connection with the display and marketing of magazines and other periodicals. The Company assists retailers in monitoring, documenting, claiming and collecting incentive payments, primarily from publishers of periodicals, and performs consulting and other services in exchange for commissions. The Company also obtains revenue from (a) consulting and other services rendered to clients on other than a commission basis and
                     (b) the sale, as principal or broker, of merchandise to the Company's retailer clients for resale by them.

Principles of        The consolidated  financial statements include the accounts
Consolidation        of  The  Source  Information  Management  Company  and  its
                     wholly-owned  subsidiaries,  all  of  which  are  currently
                     inactive.    All   material   intercompany   accounts   and
                     transactions have been eliminated in consolidation.

Concentrations       Substantially  all of  the Company's  revenues  are derived
of Credit Risk       from  the  services   provided  in   connection   with  the
                     collection  of  payments  owed  to the  Company's  retailer clients from magazine publishers under programs designed by the  publishers to provide  incentives  to increase  single copy magazine sales. The incentive programs,  although part of the  publishers'  marketing  strategy for over 20 years,
                     are   governed  by   short-term   contracts.   If  magazine
                     publishers   discontinue   or   significantly   modify  the
                     incentive programs in such a manner which makes the Company's services incompatible with the modified programs, the Company's results of operations and financial condition may be materially and adversely affected.

                     The Company's retailer clients, who are located throughout the United States and eastern Canada, are periodically evaluated for extension of unsecured credit. At the balance sheet date, the Company had no concentration of credit with any individual retailer client.

                     In the Advance Pay Program (Note 9), the Company assumes the risk otherwise borne by the retailer that magazine publishers will refuse or be unable to pay the amount of incentive payments claimed. Based on historical experience, the Company maintains a reserve for claims submitted but subject to such a refusal or inability to pay. However, if a prominent magazine publisher files a petition in bankruptcy, seeks other protection from its creditors or otherwise refuses to pay, this reserve may be inadequate. The results of operations and the financial condition of the Company could be materially affected.

                                      THE SOURCE INFORMATION MANAGEMENT COMPANY

                                                 Summary of Accounting Policies


Revenue              Service revenues are recognized during the period in which
Recognition          services   are   performed.   Merchandising   revenues  are
                     recognized  in  the  period  in  which  the   merchandising
                     services are provided.

                     Under both the standard arrangement and the Advance Pay Program, commission revenue is recognized at the time claims for incentive payments are substantially completed for submission to the publishers. The commission revenue recognized is based on the amount claimed, less an estimated reserve necessary to maintain an allowance for doubtful accounts of approximately 2% of trade accounts receivable. Under the standard arrangement, invoices for claim processing services are not issued until the Company receives settlement of the claim. However, under the Advance Pay Program, the customer is not invoiced for the commission, which is the difference between the claim and the advance amount.

Equipment and        Equipment and  furniture are  stated at cost.  Depreciation
Furniture            is computed  using the  straight-line  method for financial reporting and accelerated methods for income tax purposes over the estimated useful lives of 5 to 7 years.

Income Taxes         Income  taxes are  calculated using the asset and liability method  specified  by  Statement  of  Financial  Accounting
                     Standards No. 109, "Accounting for Income Taxes."

Goodwill Goodwill represents the excess of the cost of a company acquired over the fair value of the net assets acquired which is amortized over 15 years.

Stock-Based          The Company  grants  stock  options  for a fixed  number of shares to employees  with an exercise price greater than or equal to the fair value of the shares at the date of grant.
                     The Company  accounts for stock option grants in accordance
                     with   Accounting   Principles   Board   Opinion   No.  25,
                     "Accounting for Stock Issued to Employees" (APB Opinion No.
                     25). That Opinion requires that  compensation  cost related to  fixed  stock  option  plans be  recognized  only to the extent  that the fair value of the shares at the grant date
                     exceeds  the  exercise  price.  Accordingly,   the  Company
                     recognizes no compensation expense for its stock option grants.

                     In October 1995, the Financial Accounting Standards Board, issued Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation". SFAS No. 123 allows companies to continue to account for their stock option plans in accordance with APB Opinion No. 25, but encourages the adoption of a new accounting method based on the estimated fair value of employee stock options. Pro forma net income (loss) and earnings (loss) per share, determined as if the Company had applied the new method, are disclosed within Note 4.

Accounting           The preparation of financial  statements in conformity with
Estimates            generally   accepted    accounting    principles   requires
                     management to make  estimates and  assumptions  that affect
                     the  reported   amounts  of  assets  and   liabilities  and
                     disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Long-Lived Assets    In March 1995,  SFAS No. 121 "Accounting for the Impairment
                     of Long-Lived Assets and for Long-Lived Assets Disposed Of" was issued. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.
                     During fiscal 1997, the Company adopted this statement. The
                     Company has determined that no impairment loss need be recognized for applicable assets of continuing operations.

Earnings Per Share   In February 1997, the Financial  Accounting Standards Board
                     issued SFAS No. 128,  "Earnings per Share," which  requires the presentation of "basic" earnings per share, computed by dividing net income available to common shareholders by the weighted  average number of common shares  outstanding  for
                     the  period,   and  "diluted"  earnings  per  share,  which
                     reflects  the  potential   dilution  that  could  occur  if
                     securities  or other  contracts  to issue common stock were exercised or converted into common stock or resulted in the issuance of common  stock that then shared in the  earnings of the  entity.  The  Company  adopted  SFAS No. 128 in the fourth  quarter of fiscal 1998 and has  restated  all prior period earnings per share data  presented.  The adoption of
                     SFAS  No.  128  did  not  have  a  material  effect  on the
                     Company's    previously   reported   earnings   per   share
                     information.

Reclassifications    Certain 1997 amounts have  been reclassified  to conform to the 1998 presentation.

New Accounting       SFAS No. 130, "Reporting  Comprehensive Income," was issued
Standards            in June 1997. Comprehensive income is defined as net income
                     plus   certain   items  that  are   recorded   directly  to
                     shareholders'  equity,  such as unrealized gains and losses
                     on  available-  for-sale  securities.   Components  of  the
                     Company's comprehensive income will be included in a financial statement that has the same prominence as other financial statements starting in the first quarter of fiscal 1999. SFAS No. 130's disclosure requirements will have no impact on the Company's financial condition or results of operations.

                     SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," is effective for financial statements for periods beginning after December 15, 1997, but interim reporting is not required in 1998. An operating segment is defined under SFAS No. 131 as a component of an enterprise that engages in business activities that generate revenue and expense for which operating results are reviewed by the chief operating decision maker in the determination of resource allocation and performance. The Company is currently evaluating the impact of SFAS No. 131 on future financial statement disclosures.

                                      THE SOURCE INFORMATION MANAGEMENT COMPANY

                                      Notes to Consolidated Financial Statements


1. Related Party The Company purchased data processing services from an Transactions employment service company owned by certain officers of the
                     Company.   There  were   approximately   $275,000  of  such
                     purchases made during 1997. The Company purchased this employment service company for $45,000 on January 1, 1997.

                     One of the Company's stockholders also owns a majority of the stock of FMG, Inc., primarily an investing company. At January 31, 1996, the Company had a receivable from FMG of $53,171 at prime plus .5%. The receivable was collected in full on November 5, 1996.

                     The Company currently leases certain office space and from time to time leases an airplane from partnerships controlled by stockholders of the Company. Amounts paid for the office space were approximately $223,000 and $207,000 for 1998 and 1997, respectively. Amounts paid for the airplane were approximately $12,000 and $0 for 1998 and 1997, respectively.

                     Certain officers of the Company, have from time to time, received cash advances from the Company. The officers executed promissory notes in favor of the Company in the aggregate amounts of $295,293. Collections on these notes totaled $273,200 through January 31, 1998, leaving a balance outstanding of $22,093. The remaining notes bear interest at rates varying from 6.96% to 7.34% per annum.


2. Long-term Debt    Long-term debt consists of:
   and Revolving
   Credit Facility

January 31,                                                               1998
-------------------------------------------------------------------------------

Revolving Credit Facility                                     $      8,598,000

Unsecured note payable to stockholder (former owner
  of Magazine  Marketing, Inc.), non-interest bearing,
  payable in eight quarterly installments of $10,000,
  discounted based on the Company's effective borrowing rate             9,774

Term note payable in monthly installments of $629
through November 1999, collateralized by an automobile                  12,800

Obligations under capital lease (Note 3)                                14,480
-------------------------------------------------------------------------------
Total Long-term Debt                                                 8,635,054

Less current maturities                                                 30,997
-------------------------------------------------------------------------------

Long-term Debt                                                 $      8,604,057
-------------------------------------------------------------------------------

                     Annual maturities of long-term debt are as follows: 1999 - $30,997; 2000 - $8,604,057.

                     The Company has an agreement providing for revolving loans up to $15,000,000. The bank has the right to terminate the agreement upon not less than thirteen months prior written notice. Borrowings bear interest at a rate related to the monthly LIBOR index rate plus a percentage ranging from 2.5% to 3.5%, depending upon the ratio of funded debt to earnings before interest, taxes, depreciation and amortization (effectively 8.4727% at January 31, 1998). Borrowings are secured by a security interest in substantially all the Company's assets including receivables, inventory, equipment, goods and fixtures, software, contract rights, notes, and general intangibles.

                     The revolving loan agreement requires the Company to maintain certain ratios and a specified level of net worth, restricts payment of dividends, and limits additional indebtedness. The Company was in compliance with such ratios at January 31, 1998.

3. Commitments       Leases

                     The Company leases office space, an apartment, computer equipment, and vehicles under leases that expire over the next five years. The Company also leases an administrative facility from a related party under an operating lease that expires in 2012. In most cases, management expects that in the normal course of business, leases will be renewed or replaced with other leases. Rent expense was approximately $462,000 and $427,000 for the years ended January 31, 1998 and 1997, respectively. Amounts paid to related parties included in total rent expense were approximately $223,000 and $207,000 for 1998 and 1997, respectively.

                     Office equipment and furniture includes $71,066 at January 31, 1998 for equipment leases which have been capitalized. Accumulated amortization was $63,626 at January 31, 1998. Lease amortization is included in depreciation and amortization expense.

                     Future minimum payments, by year and in the aggregate, under capital leases and noncancelable operating leases with initial or remaining terms of one year or more consisted of the following at January 31, 1998:

                                      THE SOURCE INFORMATION MANAGEMENT COMPANY

                                     Notes to Consolidated Financial Statements


                                            Capital             Operating
Year Ending January 31,                      leases               leases
------------------------------------------------------------------------------

1999                                     $      15,523      $         410,569
2000                                                 -                250,584
2001                                                 -                173,148
2002                                                 -                155,215
2003                                                 -                150,300
Thereafter                                           -              1,327,650
------------------------------------------------------------------------------

Total minimum lease payments                    15,523      $       2,467,466
                                                      ------------------------
Amount representing interest                     1,043
-------------------------------------------------------

Present Value of Net Minimum
   Lease Payments                        $      14,480
-------------------------------------------------------

                     Litigation

                     The Company has pending certain legal actions and claims incurred in the normal course of business and is actively pursuing the defense thereof. In the opinion of management, these actions and claims are either without merit or are covered by insurance and will not have a material adverse effect on the Company's financial position.

                     Employment agreements

                     The Company has entered into employment agreements with certain officers and key employees. These agreements expire in January 1999 and require annual salary levels and termination benefits, should a termination occur.

                     Consulting agreement

                     On May 31, 1997, the Company entered into a three year consulting agreement with a company owned by the former shareholder of Mike Kessler and Associates, Inc. The agreement requires the Company to make payments aggregating $75,000, $65,000 and $50,000 annually for the first, second and third years of the agreement.

                                      THE SOURCE INFORMATION MANAGEMENT COMPANY

                                     Notes to Consolidated Financial Statements



4. Employee          Profit Sharing and 401(k) Plan
   Benefit Plans
                     The Company has a combined  profit sharing and 401(k) Plan.
                     Annual contributions to the profit sharing portion of the Plan are determined by the Board of Directors and may not exceed the amount that may be deducted for federal income tax purposes. There were no profit sharing contributions charged against operations for the years ended January 31, 1998 and 1997.

                     Under the 401(k) portion of the Plan, all eligible employees may elect to contribute 2% to 20% of their compensation up to the maximum allowed under the Internal Revenue Code. The Company matches one half of an employee's contribution, not to exceed 5% of the employee's salary. The amounts matched by the Company during the years ended January 31, 1998 and 1997 pursuant to this Plan were approximately $63,000 and $50,000, respectively.

                     Deferred Compensation Plan

                     During fiscal year 1997, the Company established an unfunded deferred compensation plan for certain officers, who elect to defer a percentage of their current compensation. The Company does not make contributions to the plan and is responsible only for the administrative costs associated with the plan. Benefits are payable to the participating officers upon their death or termination of employment. From the deferred funds, the Company has purchased certain life insurance policies. However, the proceeds and surrender value of these policies are not restricted to pay deferred compensation benefits when they are due.

                     Stock Option Plan

                     In August 1995, the Company established its 1995 Incentive Stock Option Plan for key employees and reserved 520,661 shares of Common Stock for such plan. Under the plan, the Stock Option Committee may grant stock options to key employees at not less than one hundred percent (100%) of the fair market value of the Company's Common Stock at the date of grant. The durations and exercisability of the grants vary according to the individual options granted.

                                      THE SOURCE INFORMATION MANAGEMENT COMPANY

                                     Notes to Consolidated Financial Statements


                                                                      Weighted
                                                 Range of             Average
                                Number of        Exercise             Exercise
                                 Options          Prices               Price
                            ---------------------------------------------------
Options outstanding at
  January 31, 1996                     -0-          -                    -

Options granted                    227,271      4.84-5.60               5.28
Options expired                     61,983         4.84                 4.84

                            ---------------------------------------------------
Options outstanding at
  January 31, 1997                 165,288      5.30-5.60               5.45

Options granted                    327,273      1.66-5.60               2.97
Options expired                     92,554      2.42-5.60               5.26
Options exercised                    2,182         2.42                 2.42

                            ---------------------------------------------------
Options outstanding at
  January 31, 1998                 397,825      1.66-5.60               3.47
                            ---------------------------------------------------


                     The following table summarizes information about the stock options outstanding at January 31, 1998:

                                                Remaining
            Exercise           Number           Contractual          Options
             Prices          Outstanding       Life (Months)       Exercisable
            --------         -----------       -------------       -----------
             1.66              89,256                52                   -0-
             2.42              75,454               113                15,091
             2.42              27,000               113                 9,000
             2.66              49,091                53                   -0-
             5.30              82,644               112                82,644
             5.60              74,380                36                24,793
                               ------                                  ------
                              397,825                                 131,528

                     The options above were issued at exercise prices which approximate fair market value at the date of grant. At January 31, 1998, 122,836 shares are available for grant under the plan.

                     As discussed in the Summary of Accounting Policies, the Company applies APB Opinion No. 25 and related interpretations in accounting for this plan. Accordingly, no compensation cost has been recognized for its incentive stock option plan. Had compensation cost for the Company's stock- based compensation plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method of SFAS No. 123, the Company's consolidated net income (loss) and consolidated income
                     (loss) per share would have been reduced to the pro forma amounts indicated below:

                                      THE SOURCE INFORMATION MANAGEMENT COMPANY

                                     Notes to Consolidated Financial Statements



Year Ended January 31,                                         1998         1997
--------------------------------------------------------------------------------

Net income (loss)                    As reported       $  1,589,008    (603,317)
                                     Pro forma            1,575,534    (637,373)

Basic earnings (loss) per share      As reported                .23       (0.11)
                                     Pro forma                  .22       (0.11)

Diluted earnings (loss) per share    As reported                .22       (0.11)
                                     Pro forma                  .22       (0.11)
--------------------------------------------------------------------------------

                     The pro forma amounts reflected above are not representative of the effects on reported net income in future years because in general, the options granted typically do not vest for several years and additional awards are made each year. The fair value of each option grant is estimated on the grant date using the Black-Scholes option pricing model with the following assumptions:


Year Ended January 31,                                1998            1997
----------------------------------------------------------------------------

Dividend yield                                          0%              0%
Range of expected lives (years)                     3.6-10               1
Range of expected volatility                     0.40-0.60            0.30
Risk-free interest rate                              5.90%           4.88%
----------------------------------------------------------------------------


                     Stock Award Plan

                     In September 1996, the Company adopted its Stock Award Plan for all employees and reserved 41,322 shares of Common Stock for such plan. Under the plan, the Stock Award Committee, appointed by the Board of Directors of the Company, shall determine the employees to whom awards shall be granted.

                     On September 18, 1996, 8,306 shares of Common Stock were awarded to certain employees under the plan.

                                      THE SOURCE INFORMATION MANAGEMENT COMPANY

                                     Notes to Consolidated Financial Statements

5.  Supplemental      Supplemental information on interest and income taxes paid
    Cash Flow         is as follows:
    Information

Years Ended January 31,                      1998                   1997
-------------------------------------------------------------------------
Interest                           $      700,000        $       285,000

Income Taxes                       $    1,081,000        $       264,000
-------------------------------------------------------------------------

                     Capital lease obligations of $15,687 were incurred in 1997 when the Company entered into leases for new office equipment.

                     On August 30, 1996, 7,863 shares of Common Stock were issued as a dividend to the preferred shareholders as of that date. On February 28, 1997, 6,381 shares of Common Stock were issued as a dividend to the preferred shareholders as of that date.

                     During 1997, in connection with the acquisitions of Magazine Marketing, Inc. and Readers Choice, Inc., the Company issued 86,644 shares and 91,938 shares of Common Stock (Note 7).

                     As part of the acquisition of Mike Kessler and Associates, Inc. the Company entered into a short-term debt agreement for $2,150,000. The obligation was paid in full at its due date in January 1998.

6. Income Taxes      Provision for federal and state income taxes (benefit) in
                     the consolidated statements of operations consist of the following components:


Year Ended January 31,                                1998              1997
-------------------------------------------------------------------------------
Current

    Federal                                  $       606,000   $     (102,768)
    State                                            155,000          (15,356)
-------------------------------------------------------------------------------
Total Current                                        761,000         (118,124)
-------------------------------------------------------------------------------
Deferred

    Federal                                          376,000         (225,386)
    State                                             94,000          (33,678)
-------------------------------------------------------------------------------
Total Deferred                                       470,000         (259,064)
--------------------------------------------------------------------------------
Total Income Tax Expense (Benefit)           $     1,231,000   $     (377,188)
-------------------------------------------------------------------------------

                                      THE SOURCE INFORMATION MANAGEMENT COMPANY

                                     Notes to Consolidated Financial Statements


                     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The sources of the temporary differences and their effect on deferred taxes are as follows:


January 31,                                                          1998
--------------------------------------------------------------------------
Deferred Tax Assets
    Allowance for doubtful accounts                      $        165,000
    Deferred compensation                                          33,000
    Other                                                          16,000
--------------------------------------------------------------------------
Total Deferred Tax Assets                                         214,000
--------------------------------------------------------------------------

Deferred Tax Liabilities
    Book/Tax difference in accounts receivable                    708,000
    Income not previously taxed under cash


       basis of accounting for income tax purposes                316,000

    Depreciation                                                   30,000
    Other                                                          32,000
-------------------------------------------------------------------------
Total Deferred Tax Liabilities                                  1,086,000
-------------------------------------------------------------------------
Net Deferred Tax Liability                                        872,000
-------------------------------------------------------------------------

Classified as
    Current                                                       769,000
    Non-current                                                   103,000

-------------------------------------------------------------------------

Net Deferred Tax Liability                              $        872,000
-------------------------------------------------------------------------

                     The following summary reconciles income taxes at the maximum federal statutory rate with the effective rates for 1998 and 1997:


Year Ended January 31,                                    1998           1997
--------------------------------------------------------------------------------

Income tax expense (benefit) at statutory rate        $  960,000   $   (333,372)

State income tax expense (benefit), net of

  federal income tax benefit                             200,000        (80,421)

Non-deductible meals and entertainment                    30,000         35,320

Non-deductible officers' life insurance                    7,000         (3,250)

Non-deductible goodwill amortization                      61,000          2,306


Utilization of NOL carryforwards                        (19,000)              -
Other, net                                               (8,000)          2,229
--------------------------------------------------------------------------------

Income Tax Expense (Benefit)                        $ 1,231,000    $   (377,188)

--------------------------------------------------------------------------------

7.  Business         Acquisition of Magazine Marketing, Inc.
    Combinations
                     On June 28, 1996, the Company acquired all of the stock of Magazine Marketing, Inc. in exchange for 82,644 shares of Common Stock of the Company and $275,000 in cash. In addition, the Company shall pay $10,000 at the end of each quarter for a two year period following the closing date
                     (or a total of $80,000).

                     The transaction has been accounted for as a purchase and, accordingly, the assets and liabilities have been recorded at fair market value. Results of operations have been included as of the effective date of the transaction. The purchase price of the transaction exceeded the fair value of the assets acquired in the amount of $704,748 and is being amortized over 15 years.

                     Acquisition of Readers Choice, Inc.

                     On June 30, 1996, the Company acquired all of the issued and outstanding shares of Readers Choice, Inc., a wholly owned subsidiary of United Magazine Company, in exchange for 91,938 shares of Redeemable Common Stock of the Company. This transaction has been accounted for as a purchase and accordingly, the assets and liabilities have been recorded at fair market value. Results of operations have been included as of the effective date of the transaction. The purchase price of the transaction exceeded the fair value of the assets acquired in the amount of $280,507 and is being amortized over 15 years.

                     Acquisition of Mike Kessler and Associates, Inc.

                     On May 30, 1997, the Company acquired all of the stock of Mike Kessler and Associates, Inc. (MKA) for $2,500,000 of which $350,000 was paid upon closing and the balance was paid on January 5, 1998 with interest at 6.25%. The seller operated MKA as a business engaged in the collection of retail display allowances for retail store chains. The Company has continued the operation of such business and has continued servicing MKA's customer base.

                     This transaction has been accounted for as a purchase, and accordingly, the assets and liabilities have been recorded at fair market value. Results of operations have been included as of the effective date of the transaction. The purchase price exceeded the fair value of the assets acquired in the amount of $2,382,900 and is being amortized over 15 years.

                     Unaudited pro forma results of operations for 1998 and 1997 for the Company and MKA is listed below:

                                      THE SOURCE INFORMATION MANAGEMENT COMPANY

                                     Notes to Consolidated Financial Statements

Year Ended January 31,                         1998                   1997
--------------------------------------------------------------------------------

Total Revenues          (As reported)     $  11,804,000          $   7,298,000
                        (Pro forma)          12,304,000              8,796,000
Net Income (Loss)       (As reported)         1,589,000              (603,000)
                        (Pro forma)           1,637,000              (438,000)
Earnings (Loss) Per Share
    Basic (As reported)                            0.23                 (0.11)
    Diluted (As reported)                          0.22                 (0.11)
    Basic (Pro forma)                              0.23                 (0.08)
    Diluted (Pro forma)                            0.23                 (0.08)



8. Preferred Stock   The Company  has  authorized  2,000,000  shares of $.01 par
                     Preferred Stock. On March 13, 1996, 65,000 shares were designated as 1996 Series 7% Convertible Preferred Stock.
                     Rights and restrictions on the remaining shares will be established if, and when, any shares are issued.

                     Each share of the 1996 Series 7% Convertible Preferred Stock entitles its holder to receive an annual dividend, when and as declared by the Board of Directors, of $7 per share payable in shares of the Company's Common Stock; to convert it into shares of Common Stock; to receive $100 per share in the event of dissolution, liquidation, or winding up of the Company, whether voluntary or involuntary; and subject to certain conditions in the Certificate of Designations, Preferences and Relative Rights of 1996 Series 7% Convertible Preferred Stock, may be redeemed at the option of the Company at a price of $100 per share within 30 days following the effective date of a merger or consolidation in which the Company is not the surviving entity.

                     Each share of the 1996 Series 7% Convertible Preferred Stock shall be convertible, at the option of the holder thereof, into shares of the Common Stock of the Company, at the conversion price equal to 80% of the current market price of the Common Stock, provided, however, the conversion price shall not be less than $4.24 nor more than $6.66 per share of Common Stock. For purposes of such conversion, each share of the 1996 Series 7% Convertible Preferred Stock shall be accepted by the Company for surrender at its Liquidation Amount of $100 per share.

                     During March 1996, the Company issued 20,000 shares of 1996 Series 7% Convertible Preferred Stock for $100 per share. Commissions and expenses totaling $137,925 were incurred in connection with the stock issuances of which $77,925 was paid in cash and $60,000 was paid by issuance of another 600 shares of Preferred Stock.

                     On June 3, 1996, an investor converted 5,000 shares of the Company's 1996 Series 7% Convertible Preferred Stock into Common Stock of the Company. The conversion price was $4.30 per share, which resulted in the issuance of 116,293 shares of Common Stock. This conversion also resulted in the issuance to certain of the Company's financial advisors of warrants to purchase an additional 2,326 shares of the Common Stock of the Company. These warrants to purchase
                     Common Stock are exercisable for a two year period at an exercise price equal to $5.15 per share.

                                      THE SOURCE INFORMATION MANAGEMENT COMPANY

                                     Notes to Consolidated Financial Statements


                     On July 29, 1996, two investors converted 2,250 and 500 shares of the Company's 1996 Series 7% Convertible Preferred Stock into Common Stock of the Company. The conversion price was $4.42 per share, which resulted in the issuance of 50,945 and 11,320 shares, respectively, of Common Stock.

                     On August 30, 1996, the Company issued a Common Stock dividend to investors who held the Company's 1996 Series 7% Convertible Preferred Stock. At this date there were 12,850 shares of such stock outstanding. The 7% dividend resulted in a Common Stock dividend of 7,863 shares based on an issuance price of $5.40 per share.

                     On September 11, 1996, an investor converted 5,000 shares of the Company's 1996 Series 7% Convertible Preferred Stock into Common Stock of the Company. The conversion price was $4.24 per share, which resulted in the issuance of 118,064 shares of Common Stock. This conversion also resulted in the issuance to certain of the Company's financial advisors of warrants to purchase an additional 2,361 shares of the Common Stock of the Company. These warrants to purchase
                     Common Stock are exercisable for a two year period at an exercise price equal to $5.08 per share.

                     On September 22, 1996, an investor converted 2,250 shares of the Company's 1996 Series 7% Convertible Preferred Stock into Common Stock of the Company. The conversion price was $4.24 per share, which resulted in the issuance of 53,128 shares of Common Stock.

                     On February 28, 1997, the Company issued a Common Stock dividend to investors who held the Company's 1996 Series 7% Convertible Preferred Stock. At this date there were 5,600 shares of such stock outstanding. The 7% dividend resulted in a Common Stock dividend of 6,381 shares based on an issuance price of $3.06 per share.

                     In July 1997, the Company exchanged all 5,600 outstanding shares of the Company's 1996 Series 7% Convertible Preferred Stock for an aggregate of 186,667 shares of Common Stock and non-transferable warrants, expiring in 2000, to purchase 310,709 shares of Common Stock at an exercise price of $3.00 per share. Such exchange resulted in a constructive dividend, based on the independently appraised value of the non-transferable warrants, of $109,937 which was reported in the fiscal quarter ended July 31, 1997.

9. Advance Pay       The Company has  established an Advance Pay Program.  Under
   Program           this   program,   the  Company   advances  an  agreed  upon
                     percentage  of the  incentive  payments  otherwise  due the retailer from magazine publishers upon quarterly submission of claims for such payments.  The claims  otherwise due the
                     retailer   become  due  the  Company.   Included  in  trade
                     receivables  at January  31,  1998 is  $14,587,531  due the
                     Company  under the Advance Pay Program  (net of  $3,859,154 due the program participants). Service revenues from the program were approximately $4,576,000 and $1,150,000 during 1998 and 1997, respectively.

10. Due to           The Company has arrangements  with certain of its customers
    Retailers        whereby the Company is authorized to collect and deposit in its own  accounts,  checks  payable  to its  customers  for incentive  payments.  The Company  retains  the  commission
                     related  to  such   payments  and  pays  the  customer  the
                     difference.  The Company owes retailers $993,846 at January
                     31, 1998 under such arrangements.

                                      THE SOURCE INFORMATION MANAGEMENT COMPANY

                                     Notes to Consolidated Financial Statements



11. Common  Stock    In  September  1997,  the Company  issued to Aron  Katzman,
                     Harry  L.  Franc,  III  and  Timothy  A.  Braswell,  each a
                     director  of  the   Company,   non-transferable   warrants,
                     expiring in 2000, to purchase an aggregate of 89,289 shares of Common Stock at an exercise price of $3.00 per share.
                     These warrants will vest at a rate of 25% on August 1, 1998, 25% on November 1, 1998, 25% on February 1, 1999 and
                     25% on May 1, 1999. The related cost, as determined by independent appraisal, of approximately $54,000 will be recognized ratably over those periods.

                     In October 1997, the Company sold in a public offering, 2,000,000 shares of the Company's Common Stock. Concurrent with the offering, the Company effected the 1 for 1.21 reverse stock split previously approved by the Company's shareholders. The weighted average number of common shares presented in the financial statements have been retroactively restated to give effect to such reverse stock split.


12.  Fair Values of  The following methods and assumptions were used to estimate
     Instruments     the fair values of each class of financial  instruments for which it is practicable to estimate that value:

                     Trade Receivables

                     The carrying amounts approximate fair value because of the short maturity of those instruments.

                     Notes Receivable - Officers

                     The fair value is estimated by discounting the future cash flows using the current interest rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

                     Accounts Payable and Accrued Expenses, and Amounts Due to Retailers

                     Carrying amounts are reasonable estimates of fair value due to the relatively short period between origination and expected repayment of these instruments.

                     Long-term Debt and Revolving Credit Facility (Excluding Obligations Under Capital Leases)

                     The carrying amount of the long-term debt approximates the fair value because the financial instrument was originally recorded at its discounted value.

                     It is presumed that the carrying amount of the revolving credit facility is a reasonable estimate of fair value because the financial instrument bears a variable interest rate.

                     The estimated fair values of the Company's financial instruments are as follows:

                                      THE SOURCE INFORMATION MANAGEMENT COMPANY

                                     Notes to Consolidated Financial Statements


                                                      Carrying          Fair
January 31, 1998                                        Value           Value
----------------                                      --------          ------
Financial Assets
  Trade receivables                               $ 18,874,764      $ 18,874,764
  Notes receivable - officers                     $     22,093      $     20,100

Financial Liabilities
  Accounts payable and accrued
   expenses                                       $    680,055      $    680,055
  Due to retailers                                $    993,846      $    993,846
  Long-term debt (excluding
   obligations under capital leases)              $  8,589,577      $  8,589,577



13. Earnings Per     In calculating  earnings per share, Net Income for the year
    Share            ended  January  31,  1998  was  reduced  by a  constructive dividend of $109,937, which resulted from the exchange of all 5,600 outstanding shares of Preferred Stock for 186,667 shares of Common Stock and non-transferable warrants.

                     A reconciliation of the denominators of the basic and diluted earnings per share computations are as follows:


January 31, 1998                                              1998         1997
--------------------------------------------------------------------------------
Weighted average number of common
  shares outstanding                                     6,561,761    5,557,223

Effect of dilutive securities - stock
  options and warrants                                     131,905           -
--------------------------------------------------------------------------------
Weighted average number of common shares
outstanding - as adjusted                                6,693,666    5,557,223
--------------------------------------------------------------------------------


14. Subsequent       Subsequent  to year end, the Board of Directors  approved a
    Event            plan in which the Company would sell  additional  shares of its Common Stock. The Company will be required to file a registration statement for the sale of these securities. It is anticipated that the aggregate selling price of all of the securities will approximate $10,500,000. The proposed issue date of these securities is expected to be in June
                     1998.

15.    Quarterly Financial                        Quarters Ended
       Data (unaudited)
 1998                           April 30      July 31   October 31    January 31
 -------------------------------------------------------------------------------

 Net Sales                     $2,527,879   $2,940,137  $2,943,766    $3,392,062
 Gross Profit                   1,233,933    1,349,506   1,421,565     1,938,187
 Net Income                       256,127      333,426     377,256       622,199
 Earnings  per common
   share - Basic                      .04          .04         .06           .08
 Weighted average number
   of common shares
   outstanding - Basic          5,823,777    5,827,872   6,535,980     8,015,371
 Earnings per common
   shares - Diluted                  0.04         0.04        0.06          0.08
 Weighted average number
   of common shares
   outstanding - Diluted        5,823,777    5,890,443   6,724,638     8,290,369

 1997
 ----
 Net Sales                     $1,453,968   $1,304,530  $2,100,190    $2,439,759
 Gross Profit                     249,130      147,022     795,390     1,042,317
 Net Income (Loss)               (470,229)    (435,311)     62,410       239,813
 Earnings (loss) per common
   share - Basic                   (0.09)       (0.08)        0.01          0.04
 Weighted average number of
   common shares
   outstanding - Basic          5,272,645    5,409,994   5,723,099     5,817,030
 Earnings (loss) per common
   share - Diluted                 (0.09)       (0.08)        0.01          0.04
 Weighted average number of
   common shares
   outstanding - Diluted        5,272,645    5,409,994   5,809,050     5,946,659

No underwriter, dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this p ospectus and, if given or made, such other information or representations must not be relied upon as having been authorized by the Company or any Underwriter. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any date subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                        --------------------------------

                                TABLE OF CONTENTS
                                                                       Page
                                                                       ----
Prospectus Summary ......................................
Risk Factors.............................................
Use of Proceeds .........................................
Price Range of Common Stock..............................
Dividend Policy..........................................
Capitalization ..........................................
Selected Financial Data .................................
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations ............................................
Business ................................................
Management ..............................................
Principal and Selling Shareholders ......................
Description of Capital Stock ............................
Certain Provisions of the Articles of
  Incorporation and Bylaws...............................
Shares Eligible for Future Sale .........................
Underwriting ............................................
Legal Matters ...........................................
Experts .................................................
Available Information ...................................
Index to Financial Statements ...........................


                [LOGO] THE SOURCE INFORMATION MANAGEMENT COMPANY

                                2,000,000 SHARES

                                  COMMON STOCK

                                   ----------
                                   PROSPECTUS
                                   ----------

                         DONALD & CO. SECURITIES, INC.

                                __________, 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

         Sections 351.355(1) and (2) of The General and Business Corporation Law of the State of Missouri provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of the person's duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses. Section 351.355(3) provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or in defense of any claim, issue or matter therein, the person shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by such person in connection with such action, suit or proceeding. Section 351.355(7) provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) of
(2), provided such additional indemnification is authorized by the corporation's articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct or which involves an accounting-for profits pursuant to Section 16(b) of the Exchange Act. Paragraph 9 of the Articles of IncorporationCof the Company permits the Company to enter into agreements with its directors, officers, employees and agents to provide such indemnification as deemed appropriate. Paragraph 9 also provides that the Company may extend to its directors and executive officers such indemnification and additional indemnification.

         The Company has entered into an indemnification agreement with its directors and certain of its executive officers. The form of indemnity agreement provides that such persons will be indemnified to the full extent permitted by applicable law against all expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement of any threatened, pending or completed action, suit or proceeding, on account of such person's services as a director or executive officer of the Company or any other company or enterprise in which he is serving at the request of the Company, or as a guarantor of any debt of the Company. To the extent the indemnification provided under the agreement exceeds that permitted by applicable law, indemnification may be unenforceable or may be limited to the extent it is found by a court of competent jurisdiction to be contrary to public policy.

         The Company has procured and intends to maintain a policy of insurance under which the directors and officers of the Company will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers.

Item 25.  Other Expenses of Issuance and Distribution

         The following table sets forth the estimated expenses in connection with the issuance and distribution of the shares of Common Stock offered hereby, all of which will be paid by the Company:

         SEC Registration fee..................................     $  4,855
         NASD Filing fee.......................................        2,107
         Listing fees..........................................       79,000
         Transfer agent fees and expenses......................        5,000
         Printing and engraving................................       65,000
         Legal fees and expenses...............................       75,000
         Accounting fees and expenses..........................       28,000
         Non-accountable expense allowance.....................      160,500
         Miscellaneous.........................................        5,538
                                                                    --------
             Total.............................................    $ 425,000

---------------------------

Item 26.  Recent Sales of Unregistered Securities

         During February 1996, the Company issued 6,612 shares of Common Stock to Dennis Mensch for $4.54 per share in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         During March 1996, the Company issued 15,000, 2,250, 2,250 and 500 shares of 1996 Series 7% Convertible Preferred Stock for $100 per share to Cameron Capital, Ltd., Messrs. Aron Katzman, Timothy A. Braswell and Harry L. Franc, III, respectively. The sale to Cameron Capital, Ltd. was made in reliance on Regulation S of the Securities Act, and all other such sales were made in reliance on Section 4(2) of the Securities Act of 1933. Each share of the 1996 Series 7% Convertible Preferred Stock entitles its holder to receive an annual dividend, when and as declared by the Board of $7 per share payable in shares of the Company's Common Stock; to convert it into shares of common stock subject to the conversion rights described in the Certificate of Designations, Preferences and Relative Rights of 1996 Series 7% Convertible Preferred Stock (the "Certificate"); to receive $100 per share in the event of dissolution, liquidation, or winding up of the Company, whether voluntary or involuntary; and subject to certain conditions in the Certificate, may be redeemed at the option of the Company at a price of $100 per share within 30 days following the effective date of a merger or consolidation in which the Company is not the surviving entity. In connection with such sale, the Company issued an additional 600 shares of 1996 Series 7% Convertible Preferred Stock to DJ Ltd. in reliance on Regulation S.

         In June 1996, an investor converted 5,000 shares of 1996 Series 7% Convertible Preferred Stock into 116,293 shares of Common Stock in reliance on
Section 3(a)(9) and the Company issued warrants to purchase up to 2,326 shares of Common Stock in reliance on Regulation S and Section 4(2).

         In July  1996,  two  investors  converted  2,250 and 500 shares of 1996
Series  7%   Convertible   Preferred   Stock  into  50,945  and  11,320  shares,
respectively, of Common Stock in reliance on Section 3(a)(9).

         In August 1996, the Company issued a 7,863 share Common Stock dividend to its preferred stockholders in reliance upon Section 4(2) and Regulation S.

         In a series of transactions, taking place in August 1996 and September 1996, exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, the Company issued 4,200 shares of Common Stock to Financial Power Network in exchange for $21,600 of marketing services.

         During June 1996, the Company issued 82,644 shares of Common Stock to James W. Looman in connection with the purchase of Magazine Marketing, Inc. in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         During June 1996, the Company issued 91,938 shares of Common Stock to United Magazine Company in connection with the purchase of Readers Choice, Inc. in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         In September 1996, two investors converted 5,000 and 2,250 shares of 1996 Series 7% Convertible Preferred Stock into a total of 171,192 shares of Common stock in reliance on Section 3(a)(9) and the Company issued warrants to purchase up to 2,361 shares of Common Stock in reliance on Regulation S and
Section 4(2).

         In February 1997, the Company issued a 6,381 share common stock dividend to its preferred stockholders in reliance upon Section 4(2) and Regulation S.

         In July, 1997, the Company issued 186,667 shares of Common Stock and warrants expiring 2000 to purchase 310,709 shares of Common Stock at a price of $3.00 per share, to the holders of the Company's 1996 7% Convertible Preferred Stock in exchange for all of the issued and outstanding shares of such Preferred Stock. Such transactions were made in reliance on Regulation S and Section 4(2).

         In September 1997, the Company issued non-transferable warrants to certain of its directors for the purchase of up to 89,289 shares of Common Stock at a purchase price of $3.00 per share in reliance on Section 4(2).

         In November 1997, the Company issued a warrant to purchase up to 75,000 shares of Common Stock to a consultant in reliance on Section 4(2). Such warrant was surrendered by the holder thereof in May 1998 in consideration of a cash payment by the Company of $17,250.

Item 27.  Exhibits

Exhibit
Number              Description
------              -----------
1.1       Form Underwriting Agreement
3.1       Articles of Incorporation of the Company
3.2       Bylaws of the Company
3.3       Amendment to Articles of Incorporation of the Company
3.4       Amendments to Bylaws of the Company (filed herewith)
3.5       Amendment to Articles of Incorporation of the Company
            (filed herewith)
4.1       Form of Common Stock Certificate
4.4       Representative's Warrant
4.5       Form of Privately Issued Warrant
4.6       Form of Representative's Warrant
5.1       Opinion of Gallop, Johnson & Neuman, L.C.
10.1      Form of Promissory Notes with Dwight DeGolia
10.2      Form of Indemnity Agreement with Officers and Directors

10.3      Lease Agreement dated June 28, 1991 with 711 Gallimore
            Partnership
10.8      Addendum to the Lease Agreement, dated as of
            January 1, 1994, with 711 Gallimore Partnership
10.9      Addendum to the Lease Agreement, dated as of
            January 1, 1996, with 711 Gallimore Partnership
10.10     Addendum to the Lease Agreement, dated as of
            April 1, 1996, with 711 Gallimore Partnership
10.11     Addendum to the Lease Agreement, dated as of
            April 25, 1996, with 711 Gallimore Partnership
10.13     $8,700,000 Credit Agreement dated as of November 14,
            1996 between The Source Company and Wachovia Bank of North Carolina, N.A.
10.14     Amendment to Credit Agreement dated December 19, 1996
            by and between The Source Company and Wachovia Bank of North Carolina, N.A.
10.15     Amendment to Credit Agreement dated January 31, 1997
            by and between the Company and Wachovia Bank of
            North Carolina, N.A.
10.16     The Company's Common Stock Award Plan
10.17     The Company's Amended and Restated 1995 Incentive
            Stock Option Plan.
10.18     Employment Agreement, effective February 1, 1996, with
            John P. Watkins
10.19     Employment Agreement dated as of August 30, 1995, with
            Robert G. Shupe
10.20     Agreement with Dwight L. DeGolia
10.21     Front-End Management Agreement with Kmart Corporation
10.22     Amendment to Credit Agreement dated July 31, 1997 by
            and between the Company and Wachovia Bank, N.A.
10.23     Form of Financial Consulting Agreement with Donald & Co.
            Securities Inc.
10.24     Amendment  to  Credit  Agreement  dated  May  29,  1997
            by and between the Company and Wachovia Bank of North
            Carolina, N.A.
10.25     Form of Employment Agreement with S. Leslie Flegel,
            William H. Lee and W. Brian Rodgers
10.26     Amendment to Credit  Agreement  dated  October 31, 1997
            by and between the Company and Wachovia Bank of North
            Carolina, N.A.
10.27     Form of Amendment to Financial Consulting Agreement with
            Donald & Co. Securities, Inc.
10.28     The Company's 1998 Omnibus Plan
21.1      Subsidiaries of the Company
23.1      Consent of BDO Seidman, LLP
23.3      Consent of Gallop, Johnson & Neuman, L.C.
            (included in Exhibit 5.1)
24.1      Power of Attorney (included on signature page)

Item 28.  Undertakings

         (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (b) If the issuer relies on Rule 430A under the Securities Act, that the small business issuer will:

                  (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it Effective.

                  (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at the time as the initial bona fide offering of those securities.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this Amendment to Registration Statement to be signed on its behalf by the undersigned, in the County of St. Louis, State of Missouri, on the _____th day of May, 1998.

                                      THE SOURCE INFORMATION MANAGEMENT COMPANY



                                      By: /s/  W. Brian Rodgers
                                          W. Brian Rodgers
                                          Chief Financial Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

    Signature                       Title                               Date
    ---------                       -----                               ----

/s/ S. Leslie Flegel              Chief Executive Officer and
S. Leslie Flegel                  Chairman of the Board
                                  (principal executive officer)

/s/ W. Brian Rodgers              Chief Financial Officer
W. Brian Rodgers                  (principal financial and
                                  accounting officer)

/s/ William H. Lee                President, Chief Operating
William H. Lee                    Officer and Director


/s/ Timothy A. Braswell           Director
Timothy A. Braswell


/s/ Harry L. "Terry" Franc, III   Director
Harry L. "Terry" Franc, III


/s/ Aron Katzman                  Director
Aron Katzman


/s/ Randall Minix                 Director
Randall Minix

                                  EXHIBIT INDEX

Exhibit
Number                 Description                                        Page
-------                -----------                                        ----

1.1        Form Underwriting Agreement
3.1(1)     Articles of Incorporation of the Company
3.2(1)     Bylaws of the Company
3.3(2)     Amendment to Articles of Incorporation of the Company
3.4(3)     Amendments to Bylaws of the Company (filed herewith)
3.5(3)     Amendment to Articles of Incorporation of the Company
             (filed herewith)
4.1(3)     Form of Common Stock Certificate
4.4(3)     Representative's Warrant
4.5(3)     Form of Privately Issued Warrant
4.6        Form of Representative's Warrant
5.1        Opinion of Gallop, Johnson & Neuman, L.C.
10.1(1)    Form of Promissory Notes with Dwight DeGolia
10.2(1)    Form of Indemnity Agreement with Officers and Directors
10.3(1)    Lease Agreement dated June 28, 1991 with 711 Gallimore
             Partnership
10.8(2)    Addendum to the Lease Agreement, dated as of
             January 1, 1994, with 711 Gallimore Partnership
10.9(2)    Addendum to the Lease Agreement, dated as of
             January 1, 1996, with 711 Gallimore Partnership
10.10(2)   Addendum to the Lease Agreement, dated as of
             April 1, 1996, with 711 Gallimore Partnership
10.11(2)   Addendum to the Lease Agreement, dated as of
             April 25, 1996, with 711 Gallimore Partnership
10.13(4)   $8,700,000 Credit Agreement dated as of November 14,
             1996 between The Source Company and Wachovia Bank of North Carolina, N.A.
10.14(4)   Amendment to Credit Agreement dated December 19, 1996
             by and between the Company and Wachovia Bank of
             North Carolina, N.A.
10.15(4)   Amendment to Credit Agreement dated January 31, 1997
             by and between the Company and Wachovia Bank of
             North Carolina, N.A.
10.16(5)   The Company's Common Stock Award Plan
10.17      The Company's Amended and Restated 1995 Incentive Stock
             Option Plan
10.18(3)   Employment Agreement, effective February 1, 1996, with
             John P. Watkins
10.19(3)   Employment Agreement dated as of August 30, 1995, with
             Robert G. Shupe
10.20(3)   Agreement with Dwight L. DeGolia
10.21(3)   Front-End Management Agreement with Kmart Corporation
10.22(3)   Amendment to Credit Agreement dated July 31, 1997 by
             and between the Company and Wachovia Bank, N.A.
10.23(3)   Form of Financial Consulting Agreement with Donald &
             Co. Securities Inc.
10.24(3)   Amendment to Credit Agreement dated May 29, 1997 by and
             between the Company and Wachovia Bank of North
             Carolina, N.A.
10.25(3)   Form of Employment Agreement with S. Leslie Flegel,
             William H. Lee and W. Brian Rodgers

10.26(6)   Amendment to Credit  Agreement  dated  October 31, 1997
             by and between the Company and Wachovia Bank of North
             Carolina, N.A.
10.27      Form of Amendment to Financial Consulting Agreement with
             Donald & Co. Securities, Inc.
10.28      The Company's 1998 Omnibus Plan
21.1(3)    Subsidiaries of the Company
23.1       Consent of BDO Seidman, LLP
23.3       Consent of Gallop, Johnson & Neuman, L.C. (included in
             Exhibit 5.1)
24.1       Power of Attorney (included on signature page)

--------------------

(1) Incorporated by reference to Registration Statement on Form 10-SB (File No. 0-26238) first filed on June 12, 1995.

(2) Incorporated by reference to Form 10-KSB for the fiscal year ended January 31, 1996.

(3) Incorporated by reference to Registration Statement on Form SB-2 (File No. 333-32733).

(4) Incorporated by reference to Form 10-KSB for the fiscal year ended January 31, 1997.

(5) Incorporated by reference to Form S-8 (File No. 333-16039) filed on November 13, 1996.

(6) Incorporated by reference to Form 10-QSB for the quarter ended October 31, 1997.

                                       E-3